PROSPECTUS                                                  424(b)(3)
                                                            File # 333-56390

                          L.A.M. PHARMACEUTICAL, CORP.

                                  Common Stock

     This prospectus may be used only in connection with sales of the common stock of L.A.M. Pharmaceutical, Corp. by Hockbury Limited and five warrant holders. Hockbury Limited will sell shares of common stock purchased from L.A.M. under an equity line of credit agreement and up to 482,893 shares of common stock which may be issued upon the exercise of warrants. The five warrant holders will sell up to 455,580 shares of common stock from L.A.M. which may be issued upon the exercise of warrants granted as a placement fee. Hockbury Limited and the five warrant holders are sometimes referred to in this prospectus as the selling shareholders.

     L.A.M. will not receive any proceeds from the sale of the common stock by the selling stockholders. L.A.M. will pay for the expenses of this offering.

      The following provides information concerning the first two drawdowns requested by L.A.M.

      Date of     Date of     Shares       Average Sale       Net Proceeds
      Request      Sale        Sold       Price Per Share       to L.A.M.
      -------     -------     ------      ---------------     ------------

      3-3-01      4-25-01     19,016          $4.16             $70,018
      5-7-01      6-07-01    420,005          $0.90            $378,764

     The proceeds to L.A.M. are net of the placement agent fee paid to GKN Securities. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

      L.A.M's common stock is quoted on the OTC Bulletin Board under the symbol "LAMP." On June 6, 2001 the closing bid price for one share of the L.A.M.'s common stock was $0.98.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this Prospectus



                   The date of this prospectus is June 7, 2001

                               PROSPECTUS SUMMARY

      L.A.M, Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998 L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC ("LAM") for 6,000,000 shares of L.A.M.'s common stock. LAM Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

     The objective of L.A.M. is to develop, license, produce and sell novel and proprietary pharmaceuticals. Notwithstanding the above, L.A.M. has not obtained U.S. Food and Drug Administration (FDA) approval for any of its products.

     L.A.M. is the owner of a proprietary drug delivery technology that involves the use of an original Ionic Polymer Matrix (IPM) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

      The IPM technology is not a drug in and of itself, but rather a new system for carrying, delivering and releasing drugs in a manner that can extend and/or improve their efficacy and safety.

      All of L.A.M.'s products are in various stages of development and testing and the commercial sale of any of these products may not occur until September 2001 at the earliest. As a result, L.A.M. expects to incur substantial losses for the foreseeable future.

     L.A.M.'s executive offices are located 800 Sheppard Avenue West, Commercial Unit 1, North York, Ontario, Canada M3H 6B4. L.A.M.'s telephone number is (877) 526-7717 or (416) 633- 7047 and its fax number is (416) 633-2363.

The Offering

      In order to provide a possible source of funding for L.A.M.'s current activities and for the development of its current and planned products, L.A.M. has entered into an equity line of credit agreement with Hockbury Limited.

      Under the equity line of credit agreement, Hockbury Limited has agreed to provide L.A.M. with up to $20,000,000 of funding during the twenty-month period following the effective date of the registration statement to which this prospectus relates. During this twenty-month period, L.A.M. may request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited will be obligated to purchase the shares. The minimum amount L.A.M. can draw down at any one time is $100,000, and the maximum amount L.A.M. can draw down at any one time will be determined at the time of the drawdown request using a formula contained in the equity line of credit agreement. L.A.M. may request a drawdown once every0 27 trading days, although L.A.M. is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, L.A.M. will calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of L.A.M.'s common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. will receive the purchase price less a placement agent fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited may then resell all or a portion of these shares using this prospectus. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

      For more details on the maximum drawdown amount, the calculation of the purchase price and the number of shares L.A.M. will sell, see "Equity Line of Credit Agreement" beginning on page 34 of this prospectus.

      L.A.M. is registering the shares of common stock issuable to Hockbury Limited under the equity line of credit, the 482,893 shares underlying the warrants that L.A.M. granted to Hockbury Limited, and the 455,580 shares underlying the warrants that L.A.M. granted GKN Securities. Warrants to purchase 209,500 shares were subsequently assigned to four employees of GKN Securities. These shares may be offered for sale from time to time by means of this prospectus by or for the accounts of Hockbury Limited, GKN Securities and the four other warrant holders. L.A.M. will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as the selling shareholders hold shares of L.A.M.'s common stock or until these shares can be sold under an appropriate exemption from registration. L.A.M. has agreed to bear the expenses of registering the shares, including Hockbury Limited's legal fees of $25,000, but not the expenses associated with selling the shares, such as broker discounts and commissions.

      As of May 15, 2001, L.A.M. had 14,308,279 shares of common stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued pursuant to the equity-line of credit or upon the exercise and/or conversion of options, warrants or convertible notes. See "Comparative Share Data".

     L.A.M. will not receive any proceeds from the sale of the shares by selling shareholders. However, L.A.M. will receive proceeds from any sale of common stock to Hockbury Limited under the equity line of credit agreement and upon the exercise of warrants held by Hockbury Limited, GKN Securities and the four other warrant holders when, and if, they pay the exercise price in cash. L.A.M. expects to use substantially all the net proceeds for general and administrative expenses, research, clinical trials and sales and marketing.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Results of Operations:
                                                                     Three
                              Year Ended        Year Ended       Months Ended
                          December 31, 1999  December 31, 2000   March 31, 2001
                          -----------------  -----------------   --------------

Sales                       $        --        $         --               --
Operating Expenses           (2,474,984)         (4,805,269)      (1,668,256)
Interest Income                   2,601              28,201              533
Loss on investment in
 affiliate                      (85,260)                 --               --
                             -----------          ---------        ---------
Net Loss                   $ (2,474,984)       $ (4,777,008)     $(1,667,723)
                            ============         ===========      ===========

Balance Sheet Data:
                          December 31, 1999  December 31, 2000   March 31, 2001
                          -----------------  -----------------   --------------

Current Assets              $1,148,710         $2,101,706        $1,658,793
Total Assets                 1,386,049          2,457,503         2,094,112
Current Liabilities          1,363,627          1,985,012         1,842,247
Total Liabilities            2,961,824          3,459,209         3,316,444
Working Capital (Deficiency)  (214,917)           116,694          (183,454)
Stockholders' (Deficit)     (1,575,775)        (1,001,706)       (1,222,332)

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on L.A.M.'s beliefs as well as assumptions made by and information currently available to L.A.M. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of L.A.M.

If L.A.M. fails to obtain regulatory approvals for its products, L.A.M. will be prevented from marketing its products and will incur substantial losses: The pre-clinical and clinical testing, manufacturing, and marketing of L.A.M.'s drug delivery systems is subject to extensive regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the United States Food and Drug Administration. Among other requirements, FDA approval of L.A.M.'s drug delivery systems, including a review of the manufacturing processes and facilities used to produce L.A.M.'s drug delivery products, will be required before these products may be marketed in the United States. There can be no assurance that L.A.M.'s manufacturing facilities will be accepted by the FDA. Similarly, marketing approval by a foreign governmental authority is typically required before L.A.M.'s drug delivery systems may be marketed in a particular foreign country.

      L.A.M. does not have any products approved by the FDA or any foreign authority and does not expect to be profitable unless its drug delivery products now under development receive FDA or foreign regulatory approval and are commercialized successfully. In order to obtain FDA approval of a product L.A.M. must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that L.A.M. is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. Management of L.A.M. has limited experience in submitting and pursuing FDA regulatory applications. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that any approvals will be granted to L.A.M. on a timely basis, or at all.

      In addition to delays in review and approval of pre-clinical and clinical testing, delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of product development and FDA regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of L.A.M. to market its products. Moreover, even if FDA approval is granted, any approval may include significant limitations on indicated uses for which a product could be marketed.

      Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process, or thereafter (including after approval), may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of L.A.M.'s products under development.

If cost estimates for clinical trials and research are inaccurate, L.A.M. will require additional funding. L.A.M.'s estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If L.A.M.'s cost estimates are incorrect, L.A.M. will need additional funding for its research efforts.

There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete. The biomedical field in which L.A.M. is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and products will depend on L.A.M.'s ability to be in the technological forefront of this field. There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete.

L.A.M.'s patents might not protect L.A.M.'s technology from competitors. Certain aspects of L.A.M.'s technologies are covered by U.S. patents. In addition, L.A.M. has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford L.A.M.. Disputes may arise between L.A.M. and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that L.A.M. will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to L.A.M.. The scope and validity of such patents, if any are presently unknown. Also, as far as L.A.M. relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

L.A.M. has a history of losses and may never be profitable. L.A.M. has never earned a profit. As of March 31, 2001 L.A.M.'s accumulated deficit was approximately $(11,480,000). L.A.M. expects to incur additional losses during the forseeable future. No assurance can be given that L.A.M.'s product development efforts will be completed, that regulatory approvals will be obtained, that L.A.M.'s drug delivery systems will be manufactured and marketed successfully, or that L.A.M. will ever earn a profit.

If L.A.M. cannot obtain additional capital, L.A.M. may have to delay or postpone development and research expenditures which may influence L.A.M.'s ability to produce a timely and competitive product. This offering is being made on behalf of certain selling shareholders. L.A.M. will not receive any proceeds from the sale of the shares offered by the selling shareholders. Although the equity line of credit from Hockbury Limited is a potential source of funding, a decline in the trading volume or price of L.A.M's common stock may reduce the amount L.A.M. may be able to obtain under the equity line of credit. In addition, the equity line of credit agreement limits L.A.M.'s ability to raise capital by selling its securities to third parties at a discount to the market price during the term of the equity line of credit. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly. The different steps necessary to obtain regulatory approval, especially that of the FDA, involve significant costs. Accordingly, L.A.M. will need additional capital in order to fund the costs of future clinical trials, related research, and general and administrative expenses. L.A.M. may be forced to delay or postpone development and research expenditures if L.A.M. is unable to secure adequate sources of funds. These delays in development would have an adverse effect on L.A.M.'s ability to produce timely and competitive products. There can be no assurance that L.A.M. will be able to obtain the funding which it will require.

L.A.M. may sell shares of its common stock in the future, including shares issued pursuant to the equity line of credit, and these sales may dilute the interests of other security holders and depress the price of L.A.M.'s common stock. As of May 15, 2001, L.A.M had 14,308,279 outstanding shares of common stock. As of May 15, 2001, there were outstanding options, warrants and convertible notes which would allow the holders of these securities to purchase approximately 4,631,000 additional shares of L.A.M.'s common stock. Additional shares of common stock, which may be sold by means of this prospectus, are issuable under the equity line of credit and upon the exercise of warrants held by Hockbury Limited and GKN Securities. L.A.M. may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See " Comparative Share Data".

      The issuance or even the potential issuance of shares under the equity line of credit, in connection with any other financing, and upon exercise of warrants, options or the conversion of promissory notes will have a dilutive impact on other stockholders and could have a negative effect on the market price of L.A.M.'s common stock. In addition, the shares issuable to Hockbury Limited under the equity line of credit will be issued at a discount to the daily volume weighted average prices of L.A.M.'s common stock during the 22 trading days prior to issuance.

      As L.A.M. sell shares of its common stock to Hockbury Limited under the equity line of credit, and Hockbury Limited sells the common stock to third parties, the price of L.A.M.'s common stock may decrease due to the additional shares in the market. If L.A.M. decides to draw down on the equity line of credit as the price of its common stock decreases, L.A.M. will be required to issue more shares of its common stock for any given dollar amount invested by Hockbury Limited, subject to the minimum selling price specified by L.A.M. The more shares that are issued under the equity line of credit, the more L.A.M.'s then outstanding shares will be diluted and the more L.A.M.'s stock price may decrease. Any decline in the price of L.A.M.'s common stock may encourage short sales, which could place further downward pressure on the price of L.A.M.'s common stock.

      There is, at present, only a limited market for L.A.M.'s common stock and there is no assurance that this market will continue. L.A.M.'s common stock is traded on the OTC Bulletin Board. Trades of L.A.M.'s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for L.A.M.'s common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

      As of May 15, 2001, L.A.M. had 14,308,279 outstanding shares of common stock. The following table illustrates the comparative stock ownership of the present shareholders of L.A.M., as compared to the investors in this offering, assuming all shares offered by the selling shareholders are sold.

                                                  Number of
                                                    Shares

Shares outstanding as of May 15, 2001          14,308,279

Shares offered by selling shareholders:
      Hockbury Limited-Equity Line of Credit
      Hockbury Limited-Warrants                   482,893
      GKN Securities-Warrants                     455,580

      The number of shares outstanding as of May 15, 2001 excludes shares which may be issued upon the exercise and/or conversion of other options, warrants and convertible notes issued by L.A.M. See the table below for further information.

      The issuance of additional shares and the eligibility of issued shares for resale will dilute L.A.M.'s common stock and may lower the price of L.A.M.'s common stock. Investors in this offering will suffer immediate dilution since the price paid for the securities offered will likely be more then the net tangible book value of L.A.M.'s common stock. Net tangible book value is calculated by dividing L.A.M.'s total assets, less intangible assets and liabilities, and dividing it by the number of outstanding shares of common stock.

      The actual dilution to investors in this offering will depend on the price paid for the shares and the actual prices at which L.A.M. sells shares to Hockbury Limited under the equity line of credit agreement.

Other Shares Which May Be Issued:
--------------------------------

      The following table lists additional shares of L.A.M.'s common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                  Number of           Note
                                                   Shares          Reference

   Shares issuable upon exercise of warrants
   issued to private investors.                    30,000               A

                                                  Number of            Note
                                                   Shares           Reference

   Shares issuable upon exercise of options
   and warrants granted to L.A.M.'s officers,
   directors, and employees.                      235,000               B

   Shares issuable upon exercise of options
   granted to consultants.                      2,141,000               C

   Shares issuable upon conversion of promissory
   notes.                                         821,952               D

A. Warrants are exercisable at a price of $0.65 per share and expire in September and October 2001.

B. Options are exercisable at prices between $0.65 and $4.00 and expire between September 2001 and November 2003

C. Options were granted to certain persons that provide financial and research consulting services to L.A.M. Options are exercisable at prices between $0.65 and $4.50 and expire between September 2001 and June 2005.

D. Between June 1999 and November 2000 L.A.M. sold convertible notes in the principal amount of $2,466,333.32 to various private investors. The notes bear interest rate of 9.5% and are due and payable between January and November 2001. At the option of the note holder, the amount due on the note, plus any accrued interest, may be converted into shares of L.A.M.'s common stock. The number of shares to be issued upon the conversion of the notes is determined by dividing the amount to be converted by the Conversion Price. The Conversion Price for the convertible notes varies between $0.50 and $4.00. As of May 15, 2001 notes in the principal amount of $2,237,253, plus related interest, had been converted into 3,446,763 shares of L.A.M.'s common stock. The remaining outstanding notes, plus accrued interest of approximately $1,473,000, may be converted into 821,952 shares of L.A.M.'s common stock at any time.

                            MARKET FOR COMMON STOCK.

      As of May 15, 2001, there were 163 record owners of L.A.M.'s common stock. L.A.M.'s common stock is traded on the OTC Bulletin Board under the symbol "LAMP". Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. L.A.M.'s common stock began trading in August 1999.

            Quarter Ending              High           Low

                9/30/99                $ 1.38          $0.60
               12/31/99                $ 4.00          $0.88

            Quarter Ending              High           Low

                3/31/00                $10.00          $4.00
                6/30/00                $ 9.25          $4.75
               12/31/00                 $4.75          $2.62

                3/31/01                 $6.06          $1.72

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. L.A.M. has not paid any dividends does not have any current plans to pay any dividends.

                                 USE OF PROCEEDS

      L.A.M. will not receive any proceeds from the sale of the shares by Hockbury Limited, GKN Securities or the four other warrant holders. However, L.A.M. will receive proceeds from any sale of common stock to Hockbury Limited under the equity line of credit agreement described in this prospectus and upon the exercise of the warrants held by Hockbury Limited, GKN Securities or the four other warrant holders when, and if, they exercise the warrants for cash.

      L.A.M. expects to use substantially all the net proceeds for general and administrative expenses, research and clinical trials. The amounts L.A.M. actually uses for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of L.A.M.'s future revenues and other factors described under "Risk Factors." Accordingly, L.A.M.'s management will retain broad discretion in the allocation of the net proceeds. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities or guaranteed obligations of the U.S. government.

                      Management's discussion and Analysis
                             AND plan of operationS

      The following sets forth certain financial data with respect to L.A.M. and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this prospectus.

Summary Financial Data

      All of L.A.M.'s products are in the development stage and L.A.M. has not generated any revenues from the sale of any pharmaceutical products. Revenues since its inception represent payments received from Ixora under research and development cost reimbursement agreements and interest income on invested cash balances. See "Business" for further information concerning L.A.M.'s agreement with Ixora.

Results of Operations:

                                                                     Three
                              Year Ended        Year Ended        Months Ended
                          December 31, 1999  December 31, 2000   March 31, 2001
                          -----------------  -----------------   --------------

Sales                    $          --      $          --                --
Operating Expenses          (2,474,984)        (4,805,269)       (1,668,256)
Interest Income                  2,601             28,201               533
Loss on investment in
  affiliate                    (85,260)                --                --
                            -----------         ---------        ----------
Net Loss                   $(2,474,984)       $(4,777,008)      $(1,667,723)
                           ============       ============      ============

Balance Sheet Data:
                          December 31, 1999  December 31, 2000   March 31, 2001
                          -----------------  -----------------   --------------

Current Assets              $1,148,710         $2,101,706        $1,658,793
Total Assets                 1,386,049          2,457,503         2,094,112
Current Liabilities          1,363,627          1,985,012         1,842,247
Total Liabilities            2,961,824          3,459,209         3,316,444
Working Capital (Deficiency)  (214,917)           116,694          (183,454)
Stockholders' (Deficit)     (1,575,775)        (1,001,706)       (1,222,332)


Three months ended March 31, 2001

Research and development expenses decreased during the three months ended March 31, 2001 as compared with the three months ended March 31, 2000 primarily as a result of reductions in costs associated with clinical trials during the first quarter of 2001. These costs tend to fluctuate from period to period depending on the status of L.A.M.'s research projects and the timing of clinical trials.

General and administrative expenses increased for the three months ended March 31, 2001 as compared with the three months ended March 31, 2000 primarily as a result of financial banking and consulting fees incurred in connection with obtaining the equity line of credit and additional investor relations costs.

The primary components of general and administrative expenses for the three months ended March 31, 2001 and 2000 were as follows:

                                          2001              2000
                                          ----              ----

      Officer's salary               $    30,000       $    30,000
      Employee salaries and benefits      16,758            20,847
      Less: Salaries classified as
         Research & Development          (18,000)          (18,000)
      Investor Relations                 111,975            36,384
      Commissions paid on sales of
         Convertible Notes                25,000            74,600
      Financial Banking and Consulting   147,000            10,500
      Filing and Registration Fees        14,664               ---
      Legal and Auditing                  60,275            45,300
      Other Supplies and Expenses         51,976            26,884
                                     -----------      ------------

         Total                         $ 439,648        $  226,515
                                       =========        ==========


The expense of $1,100,000 for the three months ended March 31, 2001 represents the fair value of the warrants issued to Hockbury Limited in connection with the equity line of credit and the warrants issued to GKN Securities as placement agent for the equity line.

During the three months ended March 31, 2000 a conversion premium of $265,000 relating to the sale of convertible notes was charged to expense. The conversion premium represents the difference between the fair value of L.A.M.'s common stock and the conversion price of the convertible notes sold during the quarter. The conversion premium did not require the use of cash.

Year Ended December 31, 2000

      During the year ended December 31, 2000 research and development expenses increased due to the start of clinical trials in Toronto, Canada as well as deferred compensation paid to L.A.M.'s president. The clinical trials pertain to L.A.M.'s arthritic pain drug.

      General and administrative costs increased during the year as the result of sales commissions paid in connection with the sale of L.A.M.'s convertible notes, additional administrative personnel and increased legal expenses.

      The primary components of general and administrative expenses for the year ended December 31, 2000 were as follows:

      Officer's salary                          $    120,000
      Employee salaries and benefits                 277,108

      Less: Salaries classified as Research
        & Development                               (256,173)
      Investor Relations                             231,239
      Stock Options and Awards                       447,640
      Commissions paid on sales of Convertible
        Notes                                        381,300
      Financial Consulting                           238,894
      Legal and Auditing                             174,168
      Other Supplies and Expenses                    160,018
                                                  ----------

                        Total                    $ 1,774,194
                                                 ===========

      The expense of $447,640 associated with the grant of options to consultants and employees and the issuance of common stock for services did not require the use of cash.

      Interest expense increased due to the sale of convertible notes between September 1999 and November 2000.

      During the year ended December 31, 2000 a conversion premium of $2,395,093 relating to the sale of convertible notes was charged to expense. The conversion premium represents the difference between the fair value of L.A.M.'s common stock and the conversion price of the convertible notes sold during the year. The conversion premium did not require the use of cash.

Year Ended December 31, 1999

    Higher contracted research costs incurred in conducting clinical trials resulted in the increase in research and development expenses during 1998. Research and development expenses tend to fluctuate from period to period depending on the status of the Company's research projects and the timing of clinical trials.

    The increase in general and administrative expenses during 1999 was attributable to the Company's efforts in raising capital, restructuring its business activities, and registering the Company's common stock under the Securities Exchange Act of 1934.

    The primary components of general and administrative expenses for the year ended December 31, 1999 were:

                                                            1999

      Officer's salary                                    $120,000
      Employee salaries and benefits                        81,830
      Less: Salaries classified as Research &
          Development                                     (135,494)
      Investor Relations                                    91,941
      Stock Options and Awards                             526,316
      Commissions paid on sales of Convertible Notes        27,471
      Financial Consulting                                  42,876
      Legal and Auditing                                    92,802
      Other Supplies and Expenses                           58,315
                                                        ----------

                  Total                                   $906,057
                                                          ========

      The expense of $526,316 associated with the grant of options to consultants and employees and the issuance of common stock for services did not require the use of cash.

      The increase in interest expense represents interest accrued for the year on the convertible notes that were sold during the year ended December 31, 1999. The Company did not sell any convertible notes in 1998.

      During the year ended December 31, 1999, a conversion premium of $1,252,000 relating to the sale of convertible notes was charged to expense. The conversion premium represents the difference between the fair value of LA.M.'s common stock and the conversion price of the convertible notes sold during the year. L.A.M. did not sell any convertible notes during the year ended December 31, 1998. The conversion premium did not require the use of cash.

Liquidity and Sources of Capital

      L.A.M.'s operations used approximately $473,000 in cash during the three months ended March 31, 2001. During this period L.A.M. also spent approximately $25,000 on patent and trademark applications, $61,000 for property and equipment purchases and advanced $1,025,000 in short-term loans to an officer and director of L.A.M. The amounts borrowed by the officer and director were used to purchase shares of L.A.M.'s common stock in an effort to stabilize L.A.M.'s stock price in the face of extensive short selling. Cash required during the three months ended March 31, 2001 came from existing cash balances and approximately $112,000 in proceeds from the exercise of stock options.

      L.A.M.'s operations used approximately $1,622,000 in cash during the year ended December 31, 2000. During the year L.A.M. also spent approximately $117,000 on patent and trademark applications and $38,000 for equipment. Cash required during the year ended December 31, 2000 was generated through sales of convertible debentures ($2,466,000) and the exercise of stock options ($189,000).

      L.A.M's primary source of liquidity as of March 31, 2001 was cash and cash equivalent investments of approximately $334,000 and cash of approximately $97,000 held by brokers from the sale of convertible notes. Working capital, exclusive of convertible notes expected to be converted, decreased from approximately $1,775,000 as of December 31, 2000 to $1,278,000 as of March 31, 2001.

Plan of Operation

      During the twelve months ending December 31, 2001 L.A.M.:

o will attempt to license or joint venture the technology relating to its Arthritic Pain Drug to a larger corporation which has the financial resources required to perform the clinical studies required for FDA approval.

o plans to apply to the FDA for clearance to begin Phase I clinical trials to test L.A.M.'s Sexual Dysfunction Drug.

o plans to continue testing L.A.M.'s skin care products with a view to licensing the IPM technology to third parties for use in products which will be classified as cosmetics or OTC drugs.

     During this twelve month period L.A.M. does not anticipate hiring more than four employees.

      During the twelve months ending December 31, 2001, L.A.M. expects that it will spend between $250,000 and $300,000 on research, development, and clinical studies relating to L.A.M.'s IPM Matrix technology. As of December 31, 2000 L.A.M. had working capital of approximately $1,775,000 (exclusive of convertible notes that are expected to be converted to equity and liabilities payable to shareholders of L.A.M.). L.A.M. plans to use its existing financial resources as well as the proceeds from the sale of its common stock under the equity line of credit agreement with Hockbury Limited to fund its capital requirements during this period. It should be noted that substantial funds may be needed for more extensive research and clinical studies before L.A.M. will be able to sell any of its products on a commercial basis.

      Other than funding its research and development activities and operating losses, L.A.M. does not have any material capital commitments.

      Due to the lack of any significant revenues, L.A.M. has relied upon proceeds realized from the public and private sale of its common stock and convertible notes to meet its funding requirements. Funds raised by L.A.M. have been expended primarily in connection with research, development, clinical studies and administrative costs. Since L.A.M. does not anticipate realizing revenues until such time as it begins the commercial sale of its products or enters into licensing arrangements regarding these products (which could take a number of years), L.A.M. will be required, through the sale of securities, debt financing or other arrangements, to fund its operations. However, additional funding may not be available to L.A.M. or may not be available on favorable terms.

                                    BUSINESS

     L.A.M. Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998 L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC for 6,000,000 shares of L.A.M.'s common stock. LAM
Pharmaceuticals LLC was organized in Florida in 1994, initially as a partnership, to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

     The objective of L.A.M. is to develop, license, produce and sell novel and proprietary pharmaceuticals. Notwithstanding the above, L.A.M. has not obtained U.S. Food and Drug Administration (FDA) approval for any of its products.

     All of L.A.M.'s products are in various stages of development and testing and the commercial sale of any of these products may not occur until September 30, 2001 at the earliest. As a result, L.A.M. expects to incur substantial losses for the foreseeable future.

     L.A.M. has a proprietary drug delivery technology that involves the use of an original Ionic Polymer Matrix (IPM) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

      The IPM technology is not a drug in and of itself, but rather a new system for carrying, delivering and releasing drugs in a manner that can extend and/or improve their efficacy and safety.

      In order to fully understand and appreciate the significance and effectiveness of L.A.M.'s drug delivery technology it is important to understand how various drug-based formulations are applied to the skin and the ways that substances applied to the skin are absorbed by the skin and other structures of the body.

      For many years lotions, creams, suspensions and solutions of various natural (herbal) and therapeutic (drug) substances have been applied to the skin. When it comes to treating pain, sexual dysfunction and other disease states which emanate from structures of the body below the skin, topical therapy is not effective unless the therapeutic agent can penetrate the outer layer of the skin (stratum corneum) which acts as a protective barrier. This layer consists of numerous dead cells and cells in transition, which collectively form an effective barrier to penetration of substances, such as bacteria, in the air or in water. Thus the stratum corneum plays an important role in protecting the body from invasion by harmful substances.

      It is this same protective role which has posed a major challenge over the years regarding devising a mechanism that can effectively penetrate the stratum corneum for the purpose of delivering therapeutic substances to structures deep within the body.

      In 1994 L.A.M.'s scientists discovered that certain molecules, called polymers were found to possess strong electrical charges which, when combined with other polymers of a specific electrical charge, are able to effectively penetrate the outer layers of the skin. In addition, these molecules are able to attach or surround other molecules such as therapeutic drug molecules and carry them within a matrix through the outer layers of the skin into the deeper structures below. L.A.M.'s scientists recognized that these discoveries would be of great significance in regard to the delivery of therapeutic agents. This phenomenon, the ionic polymer matrix (IPM) delivery system, is covered by eight U.S. patents which are owned by L.A.M..

      IPM technology combines in a matrix, in a novel manner, those drugs which are well-established and generally regarded by the public, the regulatory authorities and the pharmaceutical industry as safe. Based on preliminary studies conducted to date, L.A.M. believes that its IPM technology when combined with an active drug ingredient, will facilitate the delivery of greater amounts of drug to structures within the body than is otherwise possible. IPM therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and faster onset of therapeutic process.

      L.A.M.'s products are regulated in the United States by the FDA. L.A.M. is of the opinion that the products being developed by L.A.M. will be classified as a cosmetic, an OTC drug, or a new drug. Products classified as cosmetics or OTC drugs may be marketed without FDA approval. New drugs that are not cosmetics and that are considered an OTC drug must be approved by the FDA prior to marketing in the United States. Before human testing can begin with respect to a new drug in the United States preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      L.A.M. believes that its IPM technology, when used with prescription drugs will be regulated as an unapproved new drug and will require approval by the FDA. Conversely, L.A.M.'s IPM technology, when used with a cosmetic or an OTC drug, could be marketed without FDA approval.

      L.A.M.'s initial approach has been and continues to be to research and develop applications of the IPM technology using well known and FDA approved or licensed drugs the patents for which have expired or which are not otherwise proprietary. This approach has a number of benefits:

o The properties, safety and efficacy of the drug that is to be delivered are well established and regulatory approvals or licenses for them have been granted in most or all important markets.
o The matrix materials used with the IPM technology are considered by the FDA to be safe for use in humans.
o The regulatory process required to gain approval or licenses for the drug-IPM delivery matrix should be substantially shorter than for a drug-IPM matrix where the drug is not approved or licensed.

      L.A.M. plans to evaluate a limited number of IPM/drug formulations that have shown promise during preliminary clinical investigation. L.A.M.'s preferred course is to negotiate licensing agreements and/or joint ventures with larger pharmaceutical companies which have the financial resources to fund the research and/or clinical trials necessary to complete the development of L.A.M. products.

      If the results of the clinical trials are promising, L.A.M. may then be in a position to negotiate licenses which would generate sufficient revenue so as to allow L.A.M. to exploit the IPM technology using a variety of other drugs. It should be emphasized that a number of risks may be associated with this approach. While preliminary results have been promising, there is no certainty that the efficacy of the IPM/drug formulations currently being tested will be borne out in subsequent clinical trials. In addition, more clinical studies may be requested by a potential licensee before it is willing to enter into an agreement.

      L.A.M.'s objective is to raise sufficient capital to enable it to sustain ongoing research and administrative overhead as well as to enable it to undertake the work necessary to obtain FDA approval for its products.

      The longer L.A.M. is able to fund development and the clinical trials for its products and thereby establish their efficacy, the greater their value will be to a potential licensee given the reduced risk of failure. Consequently, the longer L.A.M. retains sole ownership of the products the greater will be its bargaining position with prospective licensees and strategic alliance partners. Indeed, the industry places incrementally larger different values on drugs as they progress through the clinical trials required by the FDA.

     L.A.M. plans to market its products in any country where a suitable market exists and which has approved L.A.M.'s products for sale.

      In July 1996, L.A.M. entered into a joint venture agreement with South Florida Bio-availability Clinic ("SFBC"), a public company listed on the AMEX ("SFC") located in Miami, Florida. SFBC is a contract research firm which has conducted over 300 in Phase I, Phase II and Phase III clinical studies for major pharmaceutical corporations. Under the terms of the agreement, SFBC has conducted a number of studies in human patients for the purpose of L.A.M.'s FDA drug approval submissions.

     The agreement between L.A.M. and SFBC provides that SFBC will provide office and laboratory space to L.A.M. in it's Miami facilities. As part of this agreement, L.A.M. has transferred its equipment and research activities from Toronto to Miami. SFBC also agreed to provide certain support staff and office infrastructure to L.A.M.

      This arrangement benefits L.A.M. because it allows its researchers the ability to work in close proximity to the SFBC staff. In addition, by obtaining studies at cost, L.A.M. is able to move its research along at a faster pace than would have otherwise been possible.

     L.A.M. has leased approximately 3,500 square feet of space in Lewiston, New York which is used primarily for the pilot production of its pharmaceutical products.

     At the present time L.A.M. is focusing its efforts on the following projects:

ARTHRITIC PAIN

     L.A.M. has developed a transdermal (through the skin) IPM drug designed to be used in topical form for the relief of arthritic pain and pain caused by related conditions.

     At the present time, an effective transdermal preparation containing an NSAID (nonsteroidal anti-inflammatory drug) for the treatment of arthritis is not available on the market. The reasons for this are apparent when one considers the technical challenges that must be overcome to effectively penetrate the outer barrier of the skin.

     Under  the  terms of the  Canada  Health  Act and  regulations,  specialist physicians are permitted a compassionate prescribing prerogative. This prerogative allows for the prescribing of drugs which have not yet been approved for sale in Canada, on a compassionate basis, for patients for whom no other available medication has provided relief. Administration of the Diclofenac-IPM on a compassionate basis at the Rothbart Pain Clinic in Toronto have yielded positive results in the treatment of arthritis.

      L.A.M.'s Diclofenac-IPM is a therapeutic preparation containing 30 mg. of diclofenac per ml. This clear, aqueous and highly absorbent gel is applied to the skin adjacent to the affected area. Within several minutes the preparation dries and therapeutic levels of diclofenac are delivered to the affected structures below the skin. In the case of a patient suffering from osteoarthritis of the knee, for example, the outer layer of the knee would be treated by the application of a small amount of L.A.M.'s Diclofenac matrix to the skin covering the knee and gently massaged for 20-30 seconds. After several minutes, the patient is able to resume his or her activities.

      In cases where the patient is experiencing acute pain, relief is apparent within ten minutes. Relief of the symptoms of arthritis often lasts for 4-6 hours. In many cases one application of several doses of diclofenac will settle or reduce the pain for longer periods. Thus the application of repeated doses is required only when it becomes necessary to control pain.

      L.A.M.'s Diclofenac matrix leaves no film or residue on the surface of the skin and therefore can be applied to clean skin at any time of the day or night. In addition to the gel matrix, L.A.M. is currently working on a Diclofenac patch for long-term relief (up to 3 days) for symptoms of arthritis.

      L.A.M.'s Diclofenac-IPM gel is especially important for the treatment of arthritis in sufferers who experience acute inflammation and pain (flares). This is a common condition that occurs frequently in the joints and surrounding structures of patients suffering from osteoarthritis. Management of these acute flares is especially important for individuals who need to return to their daily activities in the shortest possible time. Clinical experience has demonstrated that when L.A.M.'s Diclofenac matrix is used for acute flares, relief of pain can occur in fifteen to twenty minutes and can last as long as twelve hours due to the ability of the IPM technology to deliver Diclofenac to affected structures beneath the skin.

      The most common form of arthritis is osteoarthritis, which affects an estimated 20+ million people in the United States and Canada. The most common form of medication used and prescribed for osteoarthritis is NSAID's. Examples of non prescription NSAID's are ASA and ibuprofen. The world's best selling prescription NSAID is diclofenac.

      A risk faced by all users of orally administered NSAIDs, in particular regular users, is NSAID-induced ulcers. NSAIDs are the most frequently used class of drug by those suffering from arthritis. It is estimated that over 20,000 deaths occur annually in Canada and the United States resulting from complications of NSAID-induced ulcers. One of the compassionate uses of L.A.M.'s Diclofenac-IPM has been to treat patients suffering from gastric side effects associated with the oral form of diclofenac. The topical administration of diclofenac through L.A.M.'s Diclofenac-IPM mechanism would obviate many of these risks and problems.

     L.A.M. is proceeding with the development of a long acting form of an Diclofenac-IPM anti-inflammatory and analgesic. L.A.M. is prioritizing its activities on the development of the previously mentioned patch and is in the process of conducting pilot studies on animals and on a compassionate basis in humans. Once these trials are concluded, L.A.M. plans on filing the appropriate data for regulatory approval and enlarging the scope of its IPM patch research.

SEXUAL DYSFUNCTION DRUG

      L.A.M. technology has been successfully used to develop a topical gel which, when applied to the genitals, provides a safe and effective treatment for male impotency, a problem affecting 140 million men worldwide. The gel is applied easily and without discomfort to the outside skin of the male genitals a few minutes before sexual intercourse. The side-effects experienced with tablets or intra-urethral treatments are minimized and are of a minor and infrequent nature. L.A.M.'s IPM matrix utilizes an established agent which has been approved for over 15 years. Pilot clinical trials conducted under the compassionate provisions of the Canada Health Act are currently being conducted in Toronto Canada.

      L.A.M.'s gel offers several major advantages over current treatments, (Viagra, Muse, etc.). Firstly, the gel is applied directly to the outside skin of the male genitals. Thus pain associated with invasive therapy is eliminated. Furthermore, side-effects associated with tablets (drug interactions) are reduced to a very low incidence and are very mild when they infrequently occur. Sexual activity can commence almost immediately after application of the gel (within 2 to 3 minutes).

     In December 1997, L.A.M. granted an exclusive worldwide license to Ixora Bio-Medical Co. ("Ixora"), for the marketing, sale and distribution of certain of its transdermal drugs for the treatment of male and female sexual dysfunction. Ixora is required to reimburse L.A.M. for all costs of clinical studies and related research required by the FDA or other government agencies as well as patent procurement and maintenance costs, provided however that after January 1, 2000 Ixora is not, without its consent, obligated to reimburse L.A.M. for costs in excess of $10,000 per quarter. In 1997 L.A.M. received a licensing payment of $200,000 from Ixora and was to receive a second licensing payment by September 30, 2000. L.A.M. agreed to extend the payment date for this second licensing  payment  to  March  31,  2001.  L.A.M.  granted  Ixora a three  month extension  whereby  Ixora has until  June 30,  2001 to pay L.A.M.  the  $300,000 licensing payment and to reimburse L.A.M. for clinical studies, research and patent work in the amount of $151,000. L.A.M. and Ixora have agreed that, unless Ixora pays $451,000 to L.A.M. on or before June 30, 2001, Ixora's license will terminate on July 1, 2001.

      L.A.M. will receive the following royalties on sales by Ixora:

o 9% of all Net Sales of licensed products approved by the FDA and for which the patent rights have not expired.

o 6.5% of all Net Sales of all licensed products which did not require FDA approval and for which the patent rights have not expired.

o 4.5% of all Net Sales of all licensed products for which the patent rights have expired or have been held to be invalid.

      For purposes of the license agreement the term "Net Sales" means gross sales less advertising/promotion expenses not exceeding 8% of gross sales and sales taxes.

     In January 1998 L.A.M. acquired a 45% interest in Ixora for $207,360. As a result of subsequent sales by Ixora of its common stock to other persons, L.A.M., as of December 31, 2000, owned 37% of Ixora's common stock.

      Preliminary trials relating to L.A.M.'s male sexual dysfunction drug are scheduled to begin by December 31, 2001. Assuming these trials are successful, L.A.M. plans to file the necessary applications with various regulatory authorities to commence Phase II and Phase III trials for the purpose of gaining marketing approval for these drugs. The trials should take approximately 12-18 months on an accelerated basis.

SKIN CARE

      L.A.M.'s IPM matrix spreads easily over large areas of skin, making it ideal for use as a cosmetic in various applications to the skin. Cosmetics are a multi-billion dollar a year industry that do not require approval before marketing, although cosmetics must be safe, contain appropriate cosmetic ingredients and be labeled properly. Various uses for L.A.M.'s product include controlling body odors, relief of dryness, and for moisturization. For example, the IPM matrix could be used as a lubricant, to replenish moisture and general skin conditioning, particularly because it is non-staining and non-irritating. When used with a fragrance, it could control odor. When combined with certain over-the-counter (OTC) drugs, L.A.M.'s IPM-drug matrix could be marketed as a cosmetic.

      Certain products marketed in the United States are considered cosmetics and OTC drugs because they make cosmetic claims as well as therapeutic claims and are intended to treat or prevent disease. Examples of such products include, but are not limited to, anti-dandruff shampoos; sunscreens; make-ups, moisturizers and skin care products that bear sunscreen, skin protectant or acne claims; products that make breath-freshening or whitening claims; antiperspirants that bear deodorant claims; and anti-microbial soaps. These products must comply with the FDA requirements for both cosmetics and OTC drugs.

      As a cosmeceutical, a combination of an OTC drug and a cosmetic product, the IPM matrix can be used for a variety of topical and other uses. These include use with certain antibiotic first aid products, antifungal drugs, dandruff, dermatitis and psoriasis control products, external analgesics, skin protectant-type products, such as for poison ivy and fever blisters and cold sores, first aid antiseptics, and anorectal products. Presently one cutaneous surgeon and dermatologist is conducting preliminary IPM skin care trials on approximately twenty patients in the Redding, California area. Since L.A.M. is of the opinion that its skin care products will be classified as a cosmetic or an OTC drug, these skin care trials are being conducted without FDA approval.

GOVERNMENT REGULATION

      L.A.M.'s drug and cosmetic products are regulated in the United States under the Federal Food, Drug and Cosmetic Act (FD&C Act), the Public Health Service Act, and the laws of certain states. The FDA exercises significant regulatory control over drugs manufactured and/or sold in the United States, including those that are unapproved.

    Federal laws such as the FD&C Act cover the testing, manufacture, distribution, marketing, labeling, advertising (for prescription drugs), of all new drugs. Drug registration and listing requirements also exist.

     L.A.M. is of the opinion that the products being developed by L.A.M. will be subject to one or more of the following FDA classifications:

Cosmetics

      Cosmetics are generally the least regulated by the FDA compared to other products subject to the FD&C Act. The legal distinction between cosmetics and drugs is typically based on the intended use of the product, which is normally discerned from its label or labeling. Cosmetic products are those intended for "cleansing, beautifying, promoting attractiveness, or altering appearance" whereas drugs are those intended for "diagnosis, cure, mitigation, treatment, or prevention of disease", or that "affect the structure or any function of the body".

      A claim suggesting that a product affects the body in some "physiological" way usually renders the product a drug - even if the effect is temporary. A claim that the product penetrates and affects layers beneath the skin's surface most likely would be viewed by the FDA as a drug claim. However, claims that a product affects appearance through a "physical" effect are generally considered cosmetic claims. The FDA's rationale for this distinction is that a claim of a physiological effect is a claim that the product "affects" the structure or function of the body, which is one element of the statutory definition of a drug. A claim indicating that a product's effects are on the surface of the skin can be a cosmetic claim.

      Although cosmetics may be marketed without FDA approval, in order to be marketed lawfully as a cosmetic, the product must be properly labeled and each ingredient and each finished cosmetic product must be adequately substantiated for safety prior to marketing.

      Products which are not cosmetics, and which are marketed in the United States, must either comply with specified OTC drug regulations (monographs) or be specifically approved through the New Drug Application (NDA) or biologic licensure process.

OTC Drugs

      OTC drugs generally are defined as those drug products that can be used safely and effectively by the general public without seeking treatment by a physician or other health care professional. Thus, they do not require a prescription by a health care professional and are available at retail establishments. An OTC drug may be marketed without FDA approval if it conforms to a particular product monograph as described below and otherwise meets the requirements of the FD&C Act.

      OTC monographs lists active ingredients, their dosage levels, and uses (claims) for which OTC drug products are considered generally recognized as safe and effective for specific use and are not misbranded. If a particular level of an active ingredient and claim are allowed by a monograph, then a manufacturer may market a product containing that ingredient and bearing that claim without specific FDA approval - subject to compliance with other requirements of the monographs and FD&C Act, including drug registration and listing obligations. Aspirin is a common drug allowed by a monograph.

      If a drug product does not conform to a particular OTC monograph, then typically an New Drug Application must be reviewed and approved by the FDA prior to marketing. Unlike prescription drugs, OTC drugs must bear adequate directions for safe and effective use and warnings against misuse.

New Drug Applications and Biologic License Applications

      New drugs and products that are not cosmetics or devices and that are not covered by an OTC monograph must be approved by the FDA prior to marketing in the United States. Pre-clinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required by the FDA in order to establish product safety and efficacy. L.A.M. believes that its IPM technology, when used with approved or unapproved prescription drugs or biologics, will be regulated as an unapproved new drug or unapproved biologic and will require approval by the FDA.

      It is also possible that the IPM technology may be regulated as a combination drug and medical device, in which case it would be subject both to medical device and drug regulation.

      Medical device regulation is based on classification of the device into three classes, I, II, or III. Class III medical devices are regulated much like drugs, whereas Class I and II devices are subject to abbreviated clearance procedures. It is also possible that the use of the IPM technology with a monographed OTC drug could render the product an unapproved new drug, which would mean that the product is subject to new drug application approval requirements before marketing.

      The FDA may choose to regulate certain uses of the IPM technology as a medical device if it determines that the mechanism by which the IPM technology exerts its effects meets the definitional requirements of a medical device. A medical device is a product that, among other requirements, does not achieve its primary intended purposes through chemical action within or on the human body and is not dependent upon being metabolized for the achievement of its primary intended purposes. Although L.A.M. expects that most uses of the IPM technology will be regulated as a drug, which is in essence a product that usually achieves its effects by chemical action or physiological action in or on the body, to the extent that the IPM technology is used to deliver pharmaceutically active ingredients, it can be subject to both medical device and drug regulation.

      The first stage of evaluation, pre-clinical testing, must be conducted in animals. After safety has been demonstrated, the test results are submitted to the FDA (or a state regulatory agency) along with a request for authorization to conduct clinical testing, which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed study, the investigator can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of human subjects under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

      After Phase I testing is completed, one or more Phase II trials are conducted in a limited number of patients to continue to test the product's safety and also its efficacy, i.e. its ability to treat or prevent a specific disease. If the results appear to warrant further studies, the data are submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new drug are submitted to the FDA as part of a New Drug Application ("NDA").

      Biological drugs, such as vaccines, are subject to Biologics License Applications (BLAs), not NDAs as are other drugs. They must be safe, pure and potent. Generic competition does not exist for biologics, as it does for other drugs. Biological drugs are generally subject to the same testing, manufacturing, distribution, marketing, labeling, advertising and other requirements for other drugs.

      To the extent all or a portion of the manufacturing process for a product is handled by an entity other than L.A.M., the manufacturing entity is subject to inspections by the FDA and by other Federal, state and local agencies and must comply with FDA Good Manufacturing Practices ("GMP") requirements. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full compliance.

      L.A.M. plans to undertake extensive and costly clinical testing to assess the safety and efficacy of its potential drug delivery systems. Failure to comply with FDA regulations applicable to such testing can result in delay, suspension or cancellation of testing, and refusal by the FDA to accept the results of the testing. In addition, the FDA may suspend clinical studies at any time if it concludes that the subjects or patients participating in trials are being exposed to unacceptable health risks. Further there can be no assurance that human clinical testing will show any of L.A.M.'s drug delivery systems to be safe and effective or that data derived from any testing will be suitable for submission to the FDA.

      The process required by European regulatory authorities before L.A.M.'s systems can be marketed in Western Europe are similar to those in the United States. First, appropriate pre-clinical laboratory and animal tests must be done, followed by submission of a clinical trial exemption or similar documentation before human clinical studies can be initiated. Upon completion of adequate and well controlled clinical studies in humans that establish that the drug is safe and efficacious, regulatory approval of a Market Authorization Application must be obtained from the relevant regulatory authorities. As with the FDA review process, there are numerous risks associated with the Market Authorization Application review. Additional data may be requested by the regulatory agency reviewing the Market Authorization Application to demonstrate the contribution of a product component to the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site.

      The process of biologic and new drug development and regulatory approval or licensure requires substantial resources and many years. There can be no assurance that regulatory approval will ever be obtained for products developed by L.A.M.. Authorization for testing, approval for marketing of drugs, including biologics, by regulatory authorities of most foreign countries must also be obtained prior to initiation of clinical studies and marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

      There are no assurances that clinical trials conducted in foreign countries will be accepted by the FDA for approval in the United States. Product approval or licensure in a foreign country does not mean that the product will be approved or licensed by the FDA and there are no assurances that L.A.M. will receive any approval or license by the FDA or any other governmental entity for the marketing of a drug product. Likewise product approval by the FDA does not mean that the product will be approved or licensed by any foreign country.

Product Status

      All of L.A.M.'s products are in various stages of development and testing and the commercial sale of any of these products may not occur until September 30, 2001 at the earliest. As a result, L.A.M. expects to incur substantial losses for the foreseeable future. L.A.M.'s estimates of the costs associated with future research and clinical studies may be substantially lower than the actual costs of these activities. If L.A.M.'s cost estimates are incorrect, L.A.M. will need additional funding for its research efforts. There can be no assurance that L.A.M.'s products will prove to have any therapeutic or other value.

      The following is a summary of the status of the products which are being developed by L.A.M.:

                                           Projected Cost       Projected Date
                        Anticipated FDA   Needed to Complete    of Completion
Product Name            Classification     Studies/Trials      of Studies/Trials
------------            ---------------   ------------------   -----------------

Arthritic Pain        New Drug Application   $1,500,000                    (1)
Sexual Dysfunction    New Drug Application   $1,500,000       January 2002 (2)
Skin Care             Cosmetic/OTC Drug      $1,500,000                    (1)

(1) L.A.M. plans to fund the majority of the costs of these studies by licensing the rights to these products to a joint venture partner. As of May 15, 2001, L.A.M. had not entered into any agreements with any third party with respect to the further development of these products. Clinical studies are expected to last 18 to 24 months.
(2) Clinical studies relating to L.A.M.'s sexual dysfunction drug are scheduled to begin by December 31, 2001.

     As of May 15, 2001 L.A.M. had not applied to the FDA to obtain clearance to begin any clinical trials.

Research and Development

     As part of its ongoing research and development program L.A.M. intends to develop and commercialize as many products based on its IPM technology as possible. L.A.M. is in the early stages of developing formulations involving morphine, and other compounds. L.A.M.'s long-range goal is to exploit other uses of the its matrix delivery system to improve the therapeutic effects of various drugs.

      During the years ended December 31, 1999 and 2000 L.A.M. spent $185,143 and $308,270 respectively on research and development. L.A.M.'s research and development expenditures do not include research and development expenses relating to L.A.M.'s Sexual Dysfunction Drug which were paid by Ixora Biomedical Co.

Patents and Trademarks

      As of May 15, 2001, L.A.M. owned eight U.S. patents, two U.S. patents applications and twelve international patent applications designating over 100 foreign countries with claims relating to its sustained release delivery matrix system, systems containing drug preparations, uses of the systems for various treatment therapies and addiction therapeutic program.

      L.A.M.'s patents will expire between 2015 and 2017.

Employees

     As of May 15, 2001 L.A.M. had six full time employees and one part time employee.

Offices and Facilities

     L.A.M.'s executive offices are located at 800 Sheppard Avenue West, Commercial Unit 1, North York, Ontario, Canada. L.A.M. leases this space at a rate of $1,200 per month pursuant to the lease which expires in 2003.

      L.A.M.'s research facilities are located at SFBC in Miami Florida. L.A.M.'s laboratories are registered and licensed by the State of Florida and are in compliance with the FDA's Good Manufacturing Practices. The state of the art equipment in these facilities include: three Cafano mixing systems, a 20 foot commercial depyrogenating oven, sterilized fume hood autoclaves, and a Milipure sterile manufacturing water system. In December 1999, L.A.M. leased approximately 3,500 square feet of space in Lewiston, New York to be used primarily for the pilot production of its pharmaceutical products. L.A.M. leases this space at a rate of $1,700 per month. The lease on this space expires in 2003.

                                   Management

      The directors and executive officers of L.A.M. are as follows:

        Name                      Age           Position

        Joseph Slechta            52        President, Chief   Operating
                                               Officer and a Director
        Alan Drizen               60        Chief Executive Officer and Director
        Peter Rothbart, M.D.      61        Director
        Gary M. Nath              54        Secretary and Director

     Joseph Slechta has been L.A.M.'s Chief Operating Officer since November 2000. Mr. Slechta was appointed a director and became L.A.M.'s President on May 11, 2001. Mr. Slechta was a consultant to L.A.M. between November 1998 and November 2000. Mr. Slechta was Managing Director of SBI Strategic Business International Inc. between 1994 and 2000 where he assisted corporate clients in financing, reorganization, expansion and improving operations. From 1987 to 1992, Mr. Slechta held executive management positions with three Canadian corporations. His corporate assignments included the management and financing of a high-technology company, the reorganization and sale of a helicopter company and financial consulting services to a major Canadian life insurance company. From 1979 to 1986 Mr. Slechta managed the treasury operations of Continental Bank.

     Alan Drizen has been a director of L.A.M. since its inception. Prior to May 12, 2001 Mr. Drizen was L.A.M.'s President. On may 12, 2001 Mr. Drizen became L.A.M.'s Chief Executive Officer. He has spent 30 years in senior positions including Chairman of the Board and a director of a number of pharmaceutical companies. He was educated in England, the United States and Canada and trained as a biochemist. Mr. Drizen has both technical and managerial expertise in the development and commercialization of new drugs. In the late 1980's, Mr. Drizen and his team of scientists characterized molecules known as mucopolysaccharides which led to the founding of Hyal Pharmaceutical Corporation, a public company listed on the Toronto Stock Exchange and NASDAQ. The analytical standard, developed by his team, for one particular molecule, sodium hyaluronate, now a component of many pharmaceutical preparations, is still used by the Canada Health Protection Branch as the official standard for this drug. Mr. Drizen's interest in polymer chemistry eventually led to his collaboration with Dr. Peter Rothbart and to the discoveries on which L.A.M.s technologies are based.

     Peter Rothbart, M.D., Medical Director, has been a director of L.A.M. since its inception. He has been a consulting anesthetist for over 20 years and is a leading pain specialist and principal of the Rothbart Pain Management Clinic in Toronto, Canada. Dr. Rothbart is currently President of the North American Cervicogenic Headache Society, an association of specialists in the treatment of cervicogenic headaches. He was also recently elected Chair of the Chronic Pain Section of the Ontario Medical Association. In collaboration with Alan Drizen, Dr. Rothbart discovered the IPM delivery system. In addition to his role as a director of L.A.M. and Medical Director, Dr. Rothbart is using L.A.M.'s diclofenac matrix in his Toronto clinic on a compassionate basis.

     Gary M.  Nath,  has been  Secretary  and a  director  of  L.A.M.  since its inception. He has a BS degree in Biology and Chemistry, two years of post-graduate work in Biochemistry and a law degree. Mr. Nath has worked in the patent and trademark law departments of FMC Corporation, NL Industries, and Warner Lambert Company in the capacities of patent attorney, group patent and trademark counsel and general patent counsel, respectively. Mr. Nath is the founding and managing partner of the intellectual property law firm Nath & Associates located in Washington, DC. He counsels a wide range of domestic and international clients across a broad range of technologies, including chemical, pharmaceutical, biotechnical and mechanical fields. He has published extensively and has spoken on intellectual property law procurement, enforcement and transfer before numerous professional and lay groups in the United States and Japan. He is a member of the American Bar Association, the New Jersey Bar
Association, the American Intellectual Property Law Association, the International Patent Association, the Association of University Technology

Managers, and is admitted to practice before the U.S. Patent and Trademark Office, Canadian Patent Office and numerous courts around the United States.


Executive Compensation.

     The following table sets forth in summary form the compensation earned or received by (i) the Chief Executive Officer of L.A.M. and (ii) by each other executive officer of L.A.M. who earned or received in excess of $100,000 during the fiscal years ended December 31, 1998, 1999 and 2000.

                        Annual Compensation          Long Term Compensation
                 ------------------------------     -------------------------
                                                                          All
                                                       Re-               Other
                                            Other     stric-             Com-
Name and                                   Compen-    Stock   Options    pensa-
Principal      Fiscal    Salary   Bonus    sation     Awards  Granted    tion
Position        Year       (1)     (2)       (3)       (4)      (5)       (6)
--------       ------    ------   -----    -------    ------  -------    -----

Alan Drizen,
Chief Executive 2000   $120,000
Officer         1999   $110,000    --        --        --       --         --
                1998   $120,000    --        --        --       --         --

(1)  The dollar value of base salary (cash and non-cash) received or earned.
(2)  The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.
(4) During the period covered by the foregoing table, the shares of restricted stock issued as compensation for services. The table below shows the number of shares of L.A.M.'s common stock owned by the officer listed above, and the value of such shares as of December 31, 2000.

         Name                       Shares            Value

         Alan Drizen             2,369,924          $7,583,700

(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the period covered by the table
(6) All other compensation received that L.A.M. could not properly report in any other column of the table.

     The following shows the amounts which L.A.M. expects to pay to its officers during the twelve month period ending December 31, 2001, and the time which L.A.M.'s executive officers plan to devote to L.A.M.'s business. L.A.M. does not have employment agreements with any of its officers.

                                Proposed         Time to be Devoted
      Name                    Compensation      To Company's Business

   Joseph Slechta              $110,000                 100%
   Alan Drizen                 $120,000                 100%
   Petar Rothbart                    --                   5%
   Gary M. Nath                      --                  15%

(1) The compensation to be paid to these persons will depend upon funding L.A.M. receives separate and apart from this offering.

     Gary Nath provides legal services to L.A.M. See "Certain Relationships and Transactions" below. During the year ending December 31, 2001 L.A.M. expects that it will continue to use the services of Mr. Nath's law firm.

         L.A.M.'s Board of Directors may increase the compensation paid to L.A.M.'s officers depending upon the results of L.A.M.'s future operations.

     L.A.M. has granted Mr. Slechta options to purchase 225,000 shares of common stock at prices ranging between $3.50 to $4.00 per share. The options expire between October and November 2003.

Certain Relationships and Transactions.

     In September 1998 L.A.M. sold shares of its common stock to the persons, in the amounts, and for the consideration set forth below:

                                 Number
       Name                     of Shares             Consideration

       Alan Drizen             1,076,308 (1)            $10,763
       Petar Rothbart          1,076,308 (2)            $10,763
       Gary M. Nath              742,784                 $7,423

      In September 1998 L.A.M. issued 6,000,000 shares of its common stock in consideration for all of issued and outstanding shares of LAM Pharmaceuticals LLC, a Florida limited liability company. See "Business" for further information concerning the acquisition of LAM Pharmaceuticals LLC. The following officers, directors and principal shareholders received shares of L.A.M.'s common stock in connection with this transaction.

            Name                            Shares Acquired

             Alan Drizen                    1,603,616 (1)
             Petar Rothbart                 1,603,616 (2)
             Gary M. Nath                   1,105,942
             Lisa Krinsky                     563,915

             All Other Sellers as a Group   1,122,911
                                            ---------
                                            6,000,000

(1) Includes shares held by the Canyon Trust, a discretionary trust, of which Mr. Drizen may be deemed the beneficial owner.
(2) Includes shares held by the Lexus Trust, of which Mr. Rothbart may be deemed the beneficial owner.

     Subsequent to September 1998 Mr. Drizen, Mr. Rothbart and Mr. Nath sold a portion of their shares in transactions which were exempt pursuant to Rule 144 of the Securities and Exchange Commission, and gifted a portion of their shares to relatives.

      L.A.M. has received advances from Alan Drizen ($525,000), Peter Rothbart ($170,000) and Gary Nath ($475,000) that were used to fund L.A.M.'s operations, research and development and clinical trials. These advances will be repaid, without interest, out of 25% of any net income generated by L.A.M.. Net income will be determined under generally accepted accounting principles and on a quarterly, after tax basis.

     During 1998, 1999 and 2000 L.A.M. paid Gary Nath, an officer and director of L.A.M., $10,721, $63,210, and $71,100 respectively for legal services provided to L.A.M. As of December 31, 2000 L.A.M. owed Mr. Nath approximately $324,000 for legal services.

      During the quarter ending March 31, 2001 Alan Drizen, an officer and director of L.A.M., borrowed $1,025,000 from L.A.M. The amounts borrowed by Mr. Drizen were used to purchase shares of L.A.M.'s common stock in an effort to stabilize L.A.M.'s stock price in the face of extensive short selling.

Long Term Incentive Plans - Awards in Last Fiscal Year

         None.

Employee Pension, Profit Sharing or Other Retirement Plans

     L.A.M. does not have a defined benefit, pension plan, profit sharing or other retirement plan, although L.A.M. may adopt one or more of such plans in the future.

Compensation of Directors

     Standard Arrangements. At present L.A.M. does not pay its directors for attending meetings of the Board of Directors, although L.A.M. may adopt a director compensation policy in the future. L.A.M. has no standard arrangement pursuant to which directors of L.A.M. are compensated for any services provided as a director or for committee participation or special assignments.

     Other Arrangements. During the year ended December 31, 2000, and except as disclosed elsewhere in this prospectus, no director of L.A.M. received any form of compensation from L.A.M.

Stock Option and Bonus Plans

     L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

    Incentive Stock Option Plan. The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 600,000 shares of L.A.M.'s common stock, less the number of shares already optioned under both this Plan and the Non-Qualified Stock Option Plan. Only officers, directors and key employees of L.A.M. may be granted options pursuant to the Incentive Stock Option Plan.

       In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1.   Options granted pursuant to the Plan must be exercised no later than:

          (a) The expiration of thirty (30) days after the date on which an option holder's employment by L.A.M. is terminated.

          (b) The expiration of one year after the date on which an option holder's employment by L.A.M. is terminated, if such termination is due to the Employee's disability or death.

     2. In the event of an option holder's death while in the employ of L.A.M., his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

     4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of L.A.M. may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of common stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning L.A.M.'s stock which represents more than 10% of the total combined voting power of all classes of stock).

      Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 600,000 shares of L.A.M.'s common stock. L.A.M.'s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of L.A.M.'s common stock on the date the option is granted.

      Options granted pursuant to the Plan not previously exercised terminate upon the date specified when the option was granted.

      Stock Bonus Plan. Up to 300,000 shares of common stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, L.A.M.'s employees, directors, officers, consultants and advisors are eligible to receive a grant of L.A.M.'s shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Other Information Regarding the Plans. The Plans are administered by L.A.M.'s Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of L.A.M. or the period of time a non-employee must provide services to L.A.M.. At the time an employee ceases working for L.A.M. (or at the time a non-employee ceases to perform services for L.A.M.), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of common stock underlying options may be paid through the delivery of shares of L.A.M.'s common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      The Board of Directors of L.A.M. may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of common stock which may be issued pursuant to the Plans except in the case of a reclassification of L.A.M.'s capital stock or a consolidation or merger of L.A.M.; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

      Summary. The following sets forth certain information as of January 31, 2001, concerning the stock options and stock bonuses granted by L.A.M.. Each option represents the right to purchase one share of L.A.M.'s common stock.

                             Total        Shares                    Remaining
                             Shares    Reserved for       Shares     Options/
                            Reserved   Outstanding     Issued As     Shares
Name of Plan               Under Plan    Options      Stock Bonus   Under Plan
------------               ----------  ------------   -----------   ----------

Incentive Stock Option Plan  600,000         --            N/A       600,000
Non-Qualified Stock Option
  Plan                       600,000         --            N/A       600,000
Stock Bonus Plan             300,000        N/A             --       300,000

Other Options

      Between September 1998 and November 30, 2000 L.A.M. granted options to employees, consultants and third parties which collectively allow for the purchase of 2,604,000 shares of L.A.M.'s common stock. The options are exercisable at prices ranging between $0.65 and $4.50 per share and expire at various dates between September 2000 and June 2005. Officers of L.A.M. hold the options shown below:

                         Shares Issuable
                        Upon Exercisable     Exercise         Expiration
      Name                of Option            Price             Date
      ----              ---------------      --------        -------------

      Joseph Slechta        150,000           $4.00         October 2003
      Joseph Slechta         75,000           $3.50         November 2003

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as of May 15, 2001 concerning the common stock owned by each officer and director of L.A.M., and each other person known to L.A.M. to be the beneficial owner of more than five percent (5%) of L.A.M.'s common stock.

                                       Amount and Nature of
                                       Beneficial Ownership      Percentage
Name                                     Number of Shares (1)    Ownership

Joseph Slechta                                 25,000               0.2%
108 Finch Ave. W. Suite A26
Toronto, Ontario
Canada  M2M 6W6

Alan Drizen                                 2,083,616 (2)          14.6%
1201-100 Canyon Avenue
Toronto, Ontario, Canada  M3H 5T9

Peter Rothbart                              2,466,499 (3)          17.2%
274 St. Clements Avenue.
Toronto, Ontario, Canada  M4R 1H5

Gary Nath                                   1,705,942              11.9%
6106 Goldtree Way,
Bethesda, Maryland 20817

(All Officers and Directors as
a group, 4 persons)                         6,281,057                44%

(1) Excludes shares issuable prior to April 30, 2001 upon the exercises of options granted to the following persons:

                           Shares Issuable
                            Upon Exercise       Option          Expiration
      Name                    of Option     Exercise Price     Date of Option

      Joseph Slechta          150,000            $4.00          October 2003
      Joseph Slechta           75,000            $3.50          November 2003

(2) Includes shares held by the Canyon Trust, a discretionary trust, of which Mr. Drizen may be deemed the beneficial owner.
(2) Includes shares held by the Lexus Trust, of which Mr. Rothbart may be deemed the beneficial owner.

                         EQUITY LINE OF CREDIT AGREEMENT

Overview

     On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

     Under the equity line of credit agreement, Hockbury Limited has agreed to provide L.A.M. with up to $20,000,000 of funding during the twenty-month period following the date of this prospectus. During this twenty-month period, L.A.M. may request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited will be obligated to purchase the shares. L.A.M. may request a drawdown once every 27 trading days, although L.A.M. is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, L.A.M. will calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of L.A.M.'s common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. will receive the purchase price less a placement fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited may then resell all or a portion of these shares using this prospectus. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

     L.A.M. may request a drawdown by faxing a drawdown notice to Hockbury Limited, stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which L.A.M. is willing to sell the shares. The minimum volume weighted average price will be set by L.A.M.'s President in his sole and absolute discretion.

Calculation of Drawdown Amount, Purchase Price and Number of Shares Sold

     The minimum amount L.A.M. can draw down at any one time is $100,000. Without the written consent of Hockbury Limited the maximum amount L.A.M. can draw down at any one time is the lesser of $1,000,000 or the amount equal to:

o 4.5% of the weighted average price of L.A.M.'s common stock for the sixty calendar day period prior to the date of the drawdown request
o multiplied by the total trading volume of L.A.M.'s common stock for the sixty calendar day period prior to the date of the drawdown request.

      On the day following the delivery of the drawdown notice, a valuation period of 22 trading days will start:

o On each trading day during the valuation period where the daily volume weighted average price of L.A.M.'s common stock on the OTC Bulletin Board exceeds the minimum price, if any, specified by L.A.M. in the drawdown notice, the purchase price will equal 90% of the volume weighted average price on that day.

o On each of the 22 trading days during the valuation period, the number of shares to be sold to Hockbury Limited will be determined by dividing 1/22 of the drawdown amount by the purchase price on each trading day.

o If the volume weighted average price for L.A.M.'s common stock on any trading day during the 22 trading day calculation period is below the minimum price, then Hockbury Limited will not purchase any shares on that day, and the drawdown amount will be reduced by 1/22.


      If L.A.M. sets a minimum price which is too high and L.A.M.'s stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount L.A.M. can draw and the number of shares L.A.M. will sell to Hockbury Limited will be reduced. On the other hand, if L.A.M. sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, L.A.M. will have to issue a greater number of shares to Hockbury Limited based on the reduced market price.

Payment for Shares Issued

      The shares purchased on the first 11 trading days will be issued and paid for on the 13th trading day following the drawdown request. The shares purchased on the 12th through the 22nd trading days will be issued and paid for on the 24th trading day following the drawdown request. L.A.M. will receive the purchase price less a placement agent fee payable to GKN Securities equal to 7% of the aggregate purchase price for each sale.

     Upon closing of the equity line of credit Agreement, L.A.M. paid $25,000 to Hockbury Limited's legal counsel, Epstein Becker & Green P.C., to cover its legal and administrative expenses.

Grant of Warrants

      As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $4.56 per share at any time prior to January 24, 2004. As partial consideration for GKN Securities' services as placement agent in connection with this offering, L.A.M. granted GKN Securities warrants to purchase 455,580 shares of common stock at a price of $4.83 per share at any time prior to January 24, 2006. Warrants to purchase 209,500 shares were subsequently assigned to four employees of GKN Securities. Neither Hockbury Limited, GKN Securities not the four other warrant holders are obligated to exercise any warrants.

      L.A.M. believes that the fair value of these warrants using customary pricing models is approximately $1,100,000. The fair value of these warrants were reflected in L.A.M.'s financial statements and recorded as an expense during the quarter ended March 30, 2001.

Restrictions on Future Financings

      The equity line of credit agreement limits L.A.M.'s ability to raise capital by selling securities to third parties at a discount to the market price of L.A.M.'s common stock during the term of the equity line of credit agreement. L.A.M. may, however, sell securities at a discount in the following situations:

o under any presently existing or future employee benefit plan, which plan has been or may be approved by L.A.M.'s stockholders;

o     under any compensatory plan for a full-time employee or key consultant;

o     in an underwritten registered public offering;

o in connection with a strategic partnership or other business transaction, the principal purpose of which is not to raise money;

o in connection with a private placement of securities if the purchasers do not have registration rights;

o    a transaction to which Hockbury Limited gives its written approval.

Termination of the Equity Line of Credit Agreement

      The Equity Line of Credit Agreement will terminated if:

o any event, which has not been corrected within 60 days, has taken place which has any material adverse effect on the business or financial condition of L.A.M. or which prohibits or interferes with the ability of L.A.M. to perform any of its material obligations under the equity line of credit agreement,
o L.A.M.'s common stock is de-listed from the OTC Bulletin Board unless the de-listing is in connection with L.A.M.'s subsequent listing of its common stock on the NASDAQ National market, the NASDAQ SmallCap Market, the American Stock exchange or the New York Stock Exchange, or
o L.A.M. files for protection from its creditors under the Federal Bankruptcy laws.

     L.A.M. may terminate the equity line of credit if Hockbury Limited fails to honor more than one drawdown notice.

Indemnification

      Hockbury Limited, GKN Securities, and the four employees of GKN Securities are entitled to customary indemnification from L.A.M. for any losses or liabilities they suffer based upon material misstatements or omissions from the registration statement and this prospectus, except as they relate to information Hockbury Limited, GKN Securities, and the four employees of GKN Securities supplied to L.A.M. for inclusion in the registration statement and prospectus.

                              SELLING SHAREHOLDERS

     This prospectus relates to sales of L.A.M.'s common stock by Hockbury Limited, GKN Securitities and four other warrant holders. Hockbury Limited will receive shares of L.A.M.'s common stock under an equity line of credit agreement and up to 482,893 shares of common stock upon the exercise of warrants. GKN Securities and the four other warrant holders will receive up to 455,580 shares of L.A.M.'s common stock upon the exercise of warrants granted as a placement fee. Hockbury Limited, GKN Securities and the four other warrant holders are sometimes referred to in this prospectus as the selling shareholders.

      L.A.M. will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by L.A.M.. The selling shareholders will pay all other costs of the sale of the shares offered by them.

    The following table shows the shares which are being offered for sale by the selling shareholders.

                                        Shares
                            Shares   Issuable Upon  Shares to Be      Share
                          Presently   the Exercise  Sold in this    Ownership
Name                        Owned     of Warrants    Offering     After Offering

Hockbury Limited               (1)      482,893      482,893              --
GKN Securities Corp.           --       246,080      246,080              --
Brandon Ross                   --       159,000      159,000              --
Jorge Tabuas                   --         7,500        7,500              --
Lisa McInnes                   --        35,500       35,500              --
Chris Toepke                   --         7,500        7,500              --

(1) The number of shares owned by Hockbury Limited will vary from time-to-time and will depend upon the number of shares purchased from L.A.M. pursuant to the terms of the Equity Line Agreement. See the first page of this prospectus for information concerning the shares purchased by Hockbury Limited.

Manner of Sale.

      The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. L.A.M. has agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      L.A.M. has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. L.A.M. has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". L.A.M. has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

Grant of Registration Rights

      We granted registration rights to the selling shareholders to enable them to sell the common stock they may acquire under the equity line of credit agreement or upon the exercise of warrants. Notwithstanding these registration rights, L.A.M. has no obligation:

o to assist or cooperate with the selling shareholders in the offering or disposition of their shares;

o to obtain a commitment from an underwriter relative to the sale of any the shares; or

o     to include the shares within any underwritten offering.

      The registration rights agreement with Hockbury Limited permits L.A.M. to restrict the resale of the shares Hockbury Limited has purchased under the equity line of credit agreement for a period of time sufficient to permit L.A.M. to amend or supplement this prospectus to include material information. If

L.A.M. restricts the ability Hockbury Limited to resell shares at any time during the 32 trading days following the delivery of a drawdown notice, and L.A.M.'s stock price declines during the restriction period, then, in order to compensate Hockbury Limited for its inability to sell shares during the restriction period, L.A.M. will be required to pay Hockbury Limited an amount determined by multiplying:

o the number of shares Hockbury Limited is committed to purchase during the 22 trading days following the delivery of the drawdown notice, and

o the difference between the highest daily weighted average price of L.A.M.'s common stock during the restriction period and the weighted average price of L.A.M.'s common stock on the day after the restriction period ends.


                            DESCRIPTION OF SECURITIES
Common Stock

     L.A.M. is authorized to issue 50,000,000 shares of common stock. As of May 15, 2001 L.A.M. had 14,308,279 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

    Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

    Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by L.A.M. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

    L.A.M. is authorized to issue up to 5,000,000 shares of preferred stock. L.A.M.'s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of L.A.M.

Transfer Agent

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number (303)-777-3094

                                LEGAL PROCEEDINGS

      L.A.M. is not involved in any pending or threatened legal proceeding.

                                     EXPERTS

      The financial statements included in this prospectus for the years ended December 31, 2000 and 1999 have been so incorporated in reliance on the report of Rotenberg & Company, LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

      Effective November 8, 1999 L.A.M. retained Rotenberg & Company, LLP to act as L.A.M.'s independent certified public accountants. In this regard Rotenberg & Company replaced Ernst & Young, LLP ("Ernst & Young") which audited L.A.M.'s financial statements for the fiscal year ended December 31, 1997. L.A.M. replaced Ernst & Young since L.A.M.'s accounting functions were transferred from Florida to Ontario, Canada. The report of Ernst & Young for this fiscal year did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Ernst & Young for this fiscal year was qualified with respect to uncertainty as to L.A.M.'s ability to continue as a going concern. During L.A.M.'s two most recent fiscal years and subsequent interim period ending November 8, 1999, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young would have caused it to make reference to such disagreements in its reports.

     L.A.M. has authorized Ernst & Young to discuss any matter relating to L.A.M. and its operations with Rotenberg & Company.

     The change in L.A.M.'s auditors was recommended and approved by the board of directors of L.A.M. L.A.M. does not have an audit committee.

      During the two most recent fiscal years L.A.M. did not consult with Rotenberg & Company regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on L.A.M.'s financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                 INDEMNIFICATION

      L.A.M.'s Bylaws authorize indemnification of a director, officer, employee or agent of L.A.M. against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of L.A.M. who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling L.A.M. pursuant to the foregoing provisions, L.A.M. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     L.A.M. is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by L.A.M. can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Securities and Exchange Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning e-Video is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. L.A.M. has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


TABLE OF CONTENTS
------------------------------------------------------------------------------


Independent Auditors' Report                                        F-2

Balance Sheets at December 31, 2000 and 1999                        F-3

Statements of Changes in Stockholders' Deficit
for the Years Ended December 31, 2000, 1999 and
1998 and for the Period From the Date of Inception
(February 1, 1994) Through December 31, 200                      F-4 to F-6

Statements of Operations for the Years Ended
December 31, 2000, 1999 and 1998 and for the
Period From the Date of Inception
(February 1, 1994) Through December 31, 2000                       F-7

Statements of Cash Flows for the Years Ended
December 31, 2000, 1999 and 1998 and for the
Period From the Date of Inception
(February 1, 1994) Through December 31, 2000                     F8 to F-9

Notes to Financial Statements                                  F-10 to F-19

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Shareholders
L.A.M. Pharmaceutical, Corp.
Miami, Florida


      We have audited the accompanying balance sheets of L.A.M. Pharmaceutical, Corp. (A Development Stage Company) as of December 31, 2000 and 1999, and the related statements of changes in stockholders' deficit, operations and cash flows for each of the three years in the period ended December 31, 2000 and for the period from the date of inception (February 1, 1994) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.A.M. Pharmaceutical, Corp. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 and for the period of inception (February 1, 1994) through December 31, 2000, in conformity with generally accepted accounting principles.







/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
  February 9, 2001

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

BALANCE SHEETS
--------------------------------------------------------------------------------
                                                        December 31,   December
                                                                          31,
                                                            2000         1999
--------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and Cash Equivalents                             $  1,545,692   $ 558,710
Cash Held by Broker - Debentures                           357,250     465,000
Note Receivable - Debentures                                    --      50,000
Accounts Receivable                                         75,000      75,000
Inventory - Raw Materials                                  121,125          --
Prepaid Expenses                                             2,639          --
--------------------------------------------------------------------------------
Total Current Assets                                     2,101,706   1,148,710

Property and Equipment - Net of Accumulated
Depreciation                                                19,601       4,922

Other Assets
Patents and Trademarks - Net of Accumulated
Amortization                                               336,196     232,417
--------------------------------------------------------------------------------
Total Assets                                           $ 2,457,503  $1,386,049
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable and Accrued Expenses                   $  326,762     111,627
Convertible Debentures                                   1,658,250   1,252,000
--------------------------------------------------------------------------------
Total Current Liabilities                                1,985,012   1,363,627

Non-Current Liabilities
Due to Stockholders                                      1,266,837   1,390,837
Deferred Royalty Revenue                                   207,360     207,360
--------------------------------------------------------------------------------
Total Liabilities                                        3,459,209   2,961,824
--------------------------------------------------------------------------------

Stockholders' Deficit
Common Stock - $.0001 Par; 50,000,000 Shares
Authorized; 13,998,930  and 10,392,500
Shares Issued and Outstanding as of
December 31, 2000 and 1999, Respectively
                                                             1,400       1,039
Additional Paid in Capital                               8,812,199   3,461,483
Deficit Accumulated During Development Stage            (9,815,305) (5,038,297)
--------------------------------------------------------------------------------
Total Stockholders' Deficit                             (1,001,706) (1,575,775)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit           $  2,457,503  $1,386,049
--------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Period From the Date of Inception (February 1, 1994) Through December 31, 2000


------------------------------------------------------------------------------------------------------------
                                                                                Deficit
                                                                              Accumulated
                                                                Additional      During           Total
                                                       Common    Paid-In     Development      Stockholders
                                            Shares     Stock     Capital         Stage      Equity/(Deficit)
------------------------------------------------------------------------------------------------------------
Inception - February 1, 1994                    --    $   --     $    --       $    --        $     --

Capital Contribution - Services Rendered        --        --      22,799            --          22,799

Capital Contribution -  Laboratory              --        --      24,245            --          24,245
Equipment

Net Loss                                        --        --         --       (356,393)       (356,393)
------------------------------------------------------------------------------------------------------------
Balance - December 31, 1994                     --        --     47,044       (356,393)       (309,349)

Capital Contribution - Services Rendered        --        --    172,020             --         172,020

Net Loss                                        --        --         --       (522,095)       (522,095)
------------------------------------------------------------------------------------------------------------
Balance - December 31, 1995                     --        --    219,064       (878,488)       (659,424)

Capital Contribution - Services Rendered        --        --    185,495             --         185,495

Capital Contribution - Leasehold                --        --      9,775             --           9,775
Improvements

Capital Contribution - Interest Expense         --        --     49,738             --          49,738

Capital Contribution in Cash                    --        --     51,001             --          51,001

Net Loss                                        --        --         --       (643,733)       (643,733)
---------------------------------------------------------------------------------------------------------
Balance - December 31, 1996                    --    $    --   $ 515,073   $(1,522,221)     $ (1,007,148)

Capital Contribution - Services Rendered       --         --     377,072            --           377,072

Capital Contribution - Interest Expense        --         --      99,477            --            99,477

Capital Contribution in Cash                   --         --     111,199            --           111,199

Distribution                                   --         --    (30,000)            --           (30,000)

Net Loss                                       --         --         --       (499,626)         (499,626)
---------------------------------------------------------------------------------------------------------
Balance - December 31, 1997                    --   $     --  $1,072,821   $(2,021,847)        $(949,026)


                                                                   -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT For the Period From the Date of Inception (February 1, 1994) Through December 31,2000 - Continued


------------------------------------------------------------------------------------------------------------
                                                                                Deficit
                                                                              Accumulated
                                                                Additional      During         Total
                                                     Common      Paid-In      Development     Stockholders
                                        Shares       Stock       Capital        Stage      Equity/(Deficit)
------------------------------------------------------------------------------------------------------------
Balance - December 31, 1997                 --          --      1,072,821     (2,021,847)      (949,026)

Recapitalization as L.A.M.
  Pharmaceutical, Corp.              6,000,000         600           (600)            --             --

Capital Contribution - Interest
Expense                                     --          --        103,579             --        103,579

Issuance of Common Stock for Cash    4,332,500         433        378,352             --        378,785

Distribution                                --          --        (38,660)            --        (38,660)

Net Loss                                    --          --             --       (458,807)      (458,807)
---------------------------------------------------------------------------------------------------------
Balance - December 31, 1998         10,332,500       1,033      1,515,492     (2,480,654)      (964,129)

Capital Contribution - Interest
Expense                                     --          --        107,681             --        107,681

Issuance of Common Stock for Cash
                                        60,000           6         59,994             --         60,000

Stock Options and Awards Granted -
  Compensation for Services Rendered        --          --        526,316             --        526,316

Conversion Premium on
  Convertible Debentures                    --          --      1,252,000             --      1,252,000

Net Loss                                    --          --             --     (2,557,643)    (2,557,643)
---------------------------------------------------------------------------------------------------------
Balance - December 31, 1999         10,392,500       1,039      3,461,483     (5,038,297)    (1,575,775)






                                                                 -continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Period From the Date of Inception (February 1, 1994) Through December 31, 2000 - Continued

------------------------------------------------------------------------------------------------------------
                                                                                Deficit
                                                                              Accumulated
                                                                Additional      During         Total
                                                       Common    Paid-In     Development     Stockholders
                                            Shares     Stock     Capital        Stage      Equity/(Deficit)
------------------------------------------------------------------------------------------------------------

Balance - December 31, 1999              10,392,500     1,039    3,461,483     (5,038,297)     (1,575,775)

Capital Contribution - Interest Expense          --        --      107,686             --         107,686

Conversion Premium or
  Convertible Debentures                         --        --    2,395,093             --       2,395,093

Stock Options and Awards Granted -
  Compensation for Services Rendered             --        --      447,640             --         447,640

Debentures Converted to Common Stock      3,319,430       332    2,211,176             --       2,211,508

Stock Options Exercised                     287,000        29      189,121             --         189,150

Net Loss                                         --        --           --     (4,777,008)      (4,777,008)
                                        -------------------------------------------------------------------

Balance - December 31, 2000              13,998,930   $ 1,400  $ 8,812,199   $ (9,815,305)   $  (1,001,706)
                                        ===================================================================

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2000 and 1999 and for the Period
From the Date of Inception (February 1, 1994) Through December 31,2000
-------------------------------------------------------------------------------
                                                                   Date of
                                                                  Inception
                                                                 (February 1,
                                                                 1994)Through
                              2000       1999       1998       December 31,2000
-------------------------------------------------------------------------------

Total Revenue
                         $     --     $    --     $     --      $   200,000
-------------------------------------------------------------------------------

Expenses
Research and Development   308,270     185,143       41,372       2,019,069
General and Adminis-
   trative               1,774,194     906,057      190,052       3,430,467
Interest Expense           291,604     120,625      103,579         665,023
Conversion Premium       2,395,093   1,252,000           --       3,647,093
Depreciation and
   Amortization             36,108      11,159        3,467          78,918
------------------------------------------------------------------------------

Total Expenses           4,805,269   2,474,984      338,470       9,840,570
------------------------------------------------------------------------------

Loss From Operations    (4,805,269) (2,474,984)    (338,470)     (9,640,570)
-------------------------------------------------------------------------------

Other Income (Expense)
Interest Income             28,261      2,601         1,763           32,625
Loss on Investment in
   Affiliate                   --     (85,260)     (122,100)       (207,360)
--------------------------------------------------------------------------------

Total Other Income
   (Expense)                28,261    (82,659)      (120,337)       (174,735)
-------------------------------------------------------------------------------

Net Loss              $(4,777,008) $(2,557,643)  $  (458,807)   $ (9,815,305)
------------------------------------------------------------------------------

Loss Per Common Share
 - Basic and Diluted   $    0.44)  $    (0.25)   $     (0.05)   $     (1.08)
-----------------------------------------------------------------------------
Weighted Average Number
 of Common Shares
   Outstanding         10,893,116    10,392,500     10,047,917
--------------------------------------------------------------------

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2000 and 1999 and for the Period From the Date of Inception (February 1, 1994) Through December 31, 2000
------------------------------------------------------------------------------
                                                             Date of Inception
                                                             (February 1, 1994)
                                                                  Through
                                          2000        1999    December 31, 2000
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Loss                            $(4,777,008)   $(2,557,643)    $ (9,815,305)
Adjustments to Reconcile Net Loss to
Net Cash Flows From Operating
Activities:
    Depreciation and Amortization        36,108         11,159          78,918
    Capital Contributions:
    Interest Expense                    107,686        107,681         468,161
    Options and Awards Granted          447,640        526,316       1,731,342
 Conversion Premium on Debentures     2,395,093      1,252,000       3,647,093
 Loss on Investment in Affiliate             --         85,260         207,360
Changes in Assets and Liabilities:
    Accounts Receivable                      --         39,349         (75,000)
 Notes Receivable                        50,000             --          50,000
    Inventory - Raw Materials          (121,125)            --        (121,125)
    Prepaid Expenses                     (2,639)         5,320          (2,639)
    Accounts Payable and Accrued
Expenses                                366,557         58,683         478,184
    Due to Stockholders                (124,000)       124,000       1,266,837
    Other                                    --             --             --
-------------------------------------------------------------------------------
Net Cash Flows from Operating
Activities                           (1,621,688)      (347,875)    (2,086,174)
-------------------------------------------------------------------------------

Cash Flows from Investing Activities
Equipment                               (37,631)        (4,274)       (42,717)
Patents and Trademarks                 (116,932)      (166,398)      (357,975)
------------------------------------------------------------------------------
Net Cash Flows from Investing
Activities                            (154,563)       (170,672)      (400,692)
-------------------------------------------------------------------------------

Cash Flows from Financing Activities
Cash Capital Contributions                  --             --         162,200
Distributions to Stockholders               --             --         (68,660)
Proceeds from Issuance of Common Stock      --         60,000         438,785
Proceeds from Convertible Debentures   2,466,333    1,077,000       3,668,333
Note Payable                                 --        (5,320)             --
Proceeds from the Exercise of Stock
Options                                 189,150            --         189,150
-------------------------------------------------------------------------------
Net Cash Flows from Financing
Activities                            2,655,483     1,131,680       4,389,808
--------------------------------------------------------------------------------

Net Increase in Cash and Cash
Equivalents                            879,232        613,133       1,902,942
Cash and Cash Equivalents -
   Beginning                         1,023,710        410,577              --
-------------------------------------------------------------------------------
Cash and Cash Equivalents - Ending   1,902,942      1,023,710       1,902,942
-------------------------------------------------------------------------------

L.A.M. PHARMACEUTICAL CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                     Date of
                                                                   Inception
                                                                  (February 1,
                                                                 1994) Through
                                                                  December 31,
                                            2000          1999         2000
-------------------------------------------------------------------------------

Issuance of Common Stock in Exchange
  for Property and Equipment             $    --        $    --    $  34,020

Debentures Converted to Common        $2,060,083        $    --   $2,060,083
Investment in Affiliate
                                         $    --        $    --     $207,360
Deferred Revenue                         $    --        $    --    $(207,360)
------------------------------------------------------------------------------

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note A -          Summary of Transaction

        L.A.M. Pharmaceutical, Corp. (the Company) was initially formed as L.A.M. Pharmaceutical, LLC (the LLC) on February 4, 1997. From February 1, 1994 to February 4, 1997 the Company conducted its activities under the name RDN. In September 1998, the members of L.A.M. Pharmaceuticals LLC, a Florida Limited liability company, exchanged all of their interests in the LLC for 6,000,000 shares of the Company's common stock. The stock exchange between the Company and the members of the LLC is considered a recapitalization or reverse acquisition. Under reverse acquisition accounting, the LLC was considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. The accompanying financial statements include the historical accounts of the Company, the LLC and RDN since February 1, 1994. All inter-company accounts and transactions have been eliminated.

Note B - Nature of Operations and Summary of Significant Accounting Policies

          L.A.M. Pharmaceutical, Corp. was incorporated on July 24, 1998 under the laws of the State of Delaware. The Company has the authority to issue 50,000,000 shares of common stock, $.0001 par value. The Company is engaged in the research and development of Novel, Proprietary, Long Lasting Injectable Drugs and Delivery Systems for Transdermal and Topical Drugs.

        Development Stage

        The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its products. Accordingly, the financial statements of the Company have been prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," issued by the Financial Accounting Standards Board.

        Revenue Recognition

        Revenues are recognized when earned. On December 31, 1997 the Company entered into an exclusive world-wide license agreement (the License Agreement) with Ixora Bio-Medical Company Inc. (Ixora). Under the License Agreement, Ixora will pay the Company $500,000 for the exclusive rights of the Company's male and female sexual dysfunction product technology. In addition, the Company will own 37% of Ixora and will receive a royalty equal to 9% of the net sales under the License Agreement. A payment of $200,000, which is non-refundable, has been made by Ixora to the Company with the balance to be paid in the next quarter. Such payments will be recorded when received by the Company. Ixora will also pay for all costs for the full development, registration and protection of intellectual property, including but not limited to patent costs, raw material costs, clinical development costs and compensation of all Company personnel involved in the sexual dysfunction product technology.

        Method of Accounting

        The corporation maintains its books and prepares its financial statements on the accrual basis of accounting.

                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note B -Nature of Operations and Summary of Significant Accounting Policies - continued

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.

        Concentrations of Credit Risk

        Financial instruments which potentially expose the Corporation to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short-term interest bearing financial instruments.

        Cash and Cash Equivalents

        Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The company maintains cash and cash equivalents at financial institutions that periodically may exceed federally insured amounts.

        Cash Held by Brokers - Debentures

        Cash held by brokers- debentures consist of interest bearing term deposit accounts having maturity dates of three months or less.

        Property, Equipment and Depreciation

        Property and equipment are stated at cost, less accumulated depreciation computed using the straight-line method over the estimated useful lives as follows:

                  Furniture and Fixtures                     5 - 7 Years
                  Computer Equipment                         5 - 7 Years
                  Leasehold Improvements                         5 Years

        Maintenance and repairs are charged to expense. The cost of the assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

        Patents and Trademarks

          Patents are carried at cost and are amortized using the straight-line method over their estimated useful lives, not to exceed 17 years from the date of issuance of the patent. Amortization expense for the years ended December 31, 2000, 1999 and 1998 was $32,055, $8,159 and $467,
          respectively.

        Research and Development Costs

        Research and development expenditures are expensed as incurred.

                                                                - continued -
L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

        Net Income (Loss) Per Common Share

          Net income (loss) per common share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities. Diluted earnings per share is the same as basic earnings per share for all of the periods presented since the effect of the conversion of the debentures and the stock options and awards granted would have an anti-dilutive effect on earnings per share.

Note B - Nature of Operations and Summary of Significant Accounting Policies - continued

        Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carryforwards. Deferred income tax expense represents the change in net deferred assets and liability balances. The Company had no material deferred tax assets or liabilities for the periods presented. Deferred tax assets arising from the net operating losses incurred during the development stage have been fully reserved against due to the uncertainty as to when or whether the tax benefit will be realized.

        Stock Options and Awards

        As described in Note K, the corporation has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25 Accounting for Stock Issued to Employees, for stock-based compensation and awards made to employees - the intrinsic value method. Pro forma disclosures required under SFAS No. 123, Accounting for Stock-Based Compensation has not been furnished due to the short history of the Company. Stock options granted to investors and consultants are subject to the provisions of SFAS No. 123 and are recorded at the fair value of the option at the date of grant.

Note C - Investment in Affiliate

  Investment in Affiliate consists of a 37% interest in Ixora Biomedical Company, Inc. The investment consists of the following at December 31:

  Original Investment, January 1, 1998                              $  207,360
  Investor's Share of Loss for the Year ending December 31, 1998    $ (122,100)
                                                                   - ---------

  Carrying value of Investment, December 31, 1998                     $ 85,260
  Investor's Share of Loss for the Year ending December 31, 1999     $ (85,260)
                                                                     ----------
  Carrying value of Investment December 31, 1999 and 2000             $     --
                                                                      ========

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note D -          Licensing Agreement

        The Company has an exclusive license agreement (the License Agreement) with Ixora Bio-Medical Company, Inc. (Ixora). Under the License Agreement, Ixora has agreed to pay the Company $500,000 for the exclusive rights of the Company's male and female sexual dysfunction product technology. Ixora has also agreed to pay all costs for the development, registration and protection of intellectual property, including but not limited to patent costs, raw material costs, clinical development costs and compensation of all Company personnel involved in the sexual dysfunction product technology.

Note E -          Property and Equipment

        Property and equipment are recorded at cost and consisted of the following:

        -----------------------------------------------------------------
        December 31,                                      2000      1999
        -----------------------------------------------------------------
        Furniture and Fixtures                         $37,281   $25,960
        Computer Equipment                               9,351     3,371
        Leasehold Improvements                          11,296     9,775
        -----------------------------------------------------------------
                                                       $57,928   $39,106
        Less:  Accumulated Depreciation                 38,327    34,184
        -----------------------------------------------------------------
        Net Property and Equipment                     $19,601    $4,922
        -----------------------------------------------------------------

        Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $4,053, $3,000, and $3,000, respectively.

Note F - Due to Stockholders

        The Company has a liability for 1996 salaries and other expenses due to three of its stockholders totaling $1,050,000 and $216,837, respectively. In addition, the Company is indebted to a principal stockholder for legal services rendered during 1999 of $124,000. The Company has agreements with these stockholders, which provides for payment of this obligation without interest, not to exceed 25% of the profits realized by the Company in any year. The Company has imputed interest at 8.5% and charged operations for each of the periods presented with an offsetting credit to additional paid in capital.

Note G -          Deferred Royalty Revenue

        Deferred Royalty Revenue represents amounts due to the Company from Ixora Biomedical pursuant to the worldwide license agreement. The $207,360 of Deferred Royalty Revenue approximated the value of the Company's original investment in the affiliate. The balance will be amortized to income upon commencement of Ixora's sale of the Company's products.

Note H -          Income Taxes

        The Company has approximately $7,600,000 of net operating loss carryforwards for federal tax purposes as of December 31, 2000, which is available to offset future taxable income and will begin to expire during the year 2013. The Company has fully reserved for any future tax benefits from the net operating loss carryforwards since it has not generated any revenues to date.

                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note I -          Convertible Debentures

        The Company issued convertible debentures during 1999 and 2000 having an aggregate principal balance of $1,252,000 and $2,466,333, respectively. These debentures are unsecured obligations of the Company that mature over twelve months and bear interest at an annualized rate of 9.5% payable at maturity. The debentures are convertible into common shares of the Company at various conversion rates (see table below) at any time at the option of the holder. The common shares issued on conversion have a restriction as to resale for a period of 1 year from the date that the original debenture was issued. The Company may also redeem the debentures at any time upon written notice and payment to the holder of all unpaid principal and interest. The debentures are not subject to any sinking fund requirements. Debentures in the amount of $2,060,083 were converted during the year 2000 into 3,319,430 shares of the Company's common stock. The Company anticipates that the majority of the holders of the debentures outstanding in the amount of $1,658,250 as of December 31, 2000 will exercise their conversion options during 2001.

        The conversion premium on the convertible debentures at the date if issuance and the number of common share equivalents outstanding are as follows:
                                               Excess of
                    Number of                  Fair Value
                  Common Share   Conversion    Common Over      Conversion
                   Equivalents     Price       Debentures        Premium
                  ------------   ----------    -----------      ----------
 Issued in 1999
                   2,504,000       $0.50       $ 5,749,400     $ 1,252,000
                   ---------                   -----------     -----------

 Issued in 2000
                     530,000       $0.50         2,042,000    $    265,000
                      40,167        3.00            85,260          85,260
                       2,500        4.00                --              --
                   1,183,334        1.75         2,915,023       2,034,833
                   ---------                     ---------      ----------
                   1,756,001                   $ 5,708,854      $ 2,385,093
                   ---------                   -----------      -----------

   Converted in 2000

                      (3,014,000)    $ 0.50
                      (  290,430)      1.75
                      (   15,000)      3.00
                     -------------
   Shares Issued      (3,319,430)
                     -----------

   Outstanding at
   December 31, 2000     940,571
                     -----------

The excess fair value of the common stock into which the notes can convert at the conversion date over the proceeds is limited to the amount of the proceeds of the debentures. Accordingly, $2,385,093 and $1,252,000 was recorded in 2000 and 1999, respectively, as a charge to interest expense and a credit to additional paid-in-capital in the accompanying financial statements.

                                                                  continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note J -      Stock Options and Awards

        The Corporation has elected to follow APBO No.25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Corporation, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods such as grants, based on the estimated grant-date fair values of those grants. Stock options and awards made to investors and consultants are subject to the provisions of SFAS No. 123.

        Employees

        During 1998, the Company granted stock options for 135,000 shares of common stock to employees in connection with the original issuance of shares at exercise prices that were not less than the fair value of the common stock at the date of grant. During 1999, the Company granted stock options for 100,000 shares of common stock to employees as compensation for services rendered at exercise prices that were below the fair value of the common stock at the date of grant. Accordingly, the Company recognized compensation expense of $48,000 as a charge against operations during 1999 for the difference between the fair value and the exercise price of the common stock at the date of grant.

        Consultants

        During 2000, the Company granted stock options for 1,421,000 shares of common stock to consultants as compensation for services rendered at exercise prices that were not less than the fair value of the common stock at the date of grant. Accordingly, the Company recognized compensation expense as a charge against operations during 2000 of $447,640 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        During 1999, the Company granted stock options for 358,333 shares of common stock to consultants as compensation for services rendered at exercise prices that were below the fair value of the common stock at the date of grant. Accordingly, the Company recognized compensation expense as a charge against operations during 1999 of $272,057 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        During 1998, the Company granted stock options for 238,000 shares of common stock to consultants in connection with the original issuance of shares at exercise prices that were not less than the fair value of the common stock at the date of grant. The fair market value of the options was determined by using a Black Scholes option pricing model. Due to the short trading history, the low and infrequent volume of trades, and the market volatility of the company's stock the calculated fair value at the date of the grant was zero. The assumptions used were as follows:

                                                                   continued

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note J -      Stock Options and Awards - continued

                                     2000            1999             1998
                                    -----           ------            ----
  Weighted Average Fair Value of
    Common Stock                    $3.40           $2.23             $.50
  Weighted Average Exercise Price   $3.63           $1.53             $.70
  Expected Market Volatility        10.0%           10.0%             5.0%
  Risk Free Interest Rates      4.50% - 6.00%     4.66% - 5.50%       5.0%
  Terms                        24 - 60 Months     3 - 36 Months   24-36 Months

        In December 1999, the Company granted an award of 25,000 shares of common stock as compensation to an outside consultant. The Company has charged operations for the fair value of the common stock awarded on the date of the grant in the amount of $106,250.

        Investors

        During 1999, the Company granted stock options for 61,633 shares of common stock to investors. The Company recognized a charge against operations during 1999 of $100,009 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        During 1998, the Company granted stock options for 367,500 shares of common stock to investors in connection with the original issuance of shares at exercise prices that were not less than the fair value of the common stock at the date of grant. The fair market value of the options was determined by using a Black Scholes option pricing model. Due to the short trading history, the low and infrequent volume of trades, and the market volatility of the company's stock the calculated fair value at the date of the grant was zero. The assumptions used were as follows:

                                                         1999          1998

       Weighted Average Fair Value of Common Stock      $2.23          $.50
       Weighted Average Exercise                        $1.53          $.70
       Expected Market Volatility                       10.0%          5.0%
       Risk Free Interest Rates                     4.66% - 5.50%      5.0%
       Terms                                        3 - 24 Months   24-36 Months

        Stock option transactions for the three years ending December 31, 2000 are summarized as follows:




                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note J -      Stock Options and Awards - continued

                                                            Weighted Average
                                                Number       Exercise Price
----------------------------------------------------------------------------
        Outstanding at January 1, 1998             ---                  ---
        Granted                                740,500               $ 0.70
        Exercised                                  ---                  ---
        Forfeited/Expired                          ---                  ---
        -------------------------------------------------------------------
        Outstanding at December 31, 1998       740,500               $ 0.70
        Granted                                519,966                 1.36
        Exercised                                  ---                  ---
        Forfeited/Expired                          ---                  ---
        --------------------------------------------------------------------
        Outstanding at December 31, 1999     1,260,466               $ 0.97
        Granted                              1,421,000                 3.63
        Exercised                           (  287,000)                 .66
        Forfeited/Expired                          ---                  ---
        --------------------------------------------------------------------
        Outstanding at December 31, 2000     2,394,466               $ 2.84
        --------------------------------------------------------------------

        Information related to stock options issued during the three years ended December 31, 2000 is as follows:

                                        Grant                       Exercise
                             Shares       Date       Term             Price
                             ------      -----       ----           ----------
        Options Issued:
        1998                218,000   Sept 1998     24 Months         $.65
                            185,500   Sept 1998     36 Months          .65
                            162,000    Oct 1998     24 Months          .65
                             75,000    Nov 1998     24 Months          .65
                            100,000    Dec 1998     36 Months         1.00
                            -------
                            740,500

        1999                 30,000    Mar 1999     24 Months          .65
                            250,000    Oct 1999     18 Months          .65
                            100,000    Nov 1999     36 Months          .65
                             39,966    Dec 1999      3 Months         1.50
                            100,000    Dec 1999     36 Months         4.00
                            -------
                            519,966

        2000                 50,000    Jan 2000     36 Months         4.04
                             10,000   June 2000     60 Months         4.50
                             50,000   Sept 2000     36 Months         4.00
                            100,000    Oct 2000     48 Months         4.00
                            150,000    Oct 2000     36 Months         4.00
                            225,000    Nov 2000     36 Months         3.50
                            836,000    Nov 2000     24 Months         3.50
                          ---------
                          1,421,000
                                                               continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note K - Common and Preferred Stock -  continued

                                            Grant                Exercise
                               Shares       Date       Term       Price
                               ------      -----       ----      ----------
        Options Exercised:
        2000                  (287,000)
                              ---------

        Outstanding at
        December 31, 2000    2,394,466
                             =========


        All of the above outstanding options are fully vested and exercisable.

    Common Stock

    L.A.M. is authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

    Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

    Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by L.A.M.. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

    Preferred Stock

    L.A.M. is authorized to issue up to 5,000,000 shares of preferred stock. L.A.M.'s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of L.A.M.

-     continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note L -      Subsequent Events

      Equity Line of Credit Agreement

      On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

      Under the equity line of credit agreement, Hockbury Limited has agreed to provide L.A.M. with up to $20,000,000 of funding during the twenty-month period following the date of an effective registration statement. During this twenty-month period, L.A.M. may request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited will be obligated to purchase the shares. L.A.M. may request a drawdown once every 27 trading days, although L.A.M. is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, L.A.M. will calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of L.A.M.'s common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. will receive the purchase price less a placement agent fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited may then resell all or a portion of these shares. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

The minimum amount L.A.M. can draw down at any one time is $100,000. The maximum amount L.A.M. can draw down at any one time is the lesser of $1,000,000 or the amount equal to:

o 4.5% of the weighted average price of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request
o multiplied by the total trading volume of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request.

Grant of Warrants

Upon closing of the equity line of credit Agreement, L.A.M. paid to Hockbury Limited's legal counsel, Epstein Becker & Green P.C., $25,000 to cover its legal and administrative expenses.

As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $ 4.56 per share at any time prior to January 24, 2004. As partial consideration for GKN Securities' services as placement agent in connection with this offering, L.A.M. granted GKN Securities warrants to purchase 455,580 shares of common stock at a price of $4.83 per share at any time prior to January 24, 2006. GKN Securities subsequently assigned warrants to purchase 209,500 shares to four employees of GKN Securities.

                          L.A.M. PHARMACEUTICAL, CORP.


                               INTERIM FINANCIALS
                                 March 31, 2001
                                   (unaudited)

L.A.M. PHARMACEUTICAL, CORP.


TABLE OF CONTENTS
------------------------------------------------------------------------------


Independent Accountants' Report on Unaudited
Interim Financial Data                                                F-2

Balance Sheets at March 31, 2001 (Unaudited)
and December 31, 2000                                                 F-3

Statements of Changes in Stockholders' Deficit
for the Three Months Ended March 31, 2001 and
2000 (Unaudited)                                                      F-4

Statements of Operations for the Three Months
Ended March 31, 2001 and 2000 and for the
Period From the Date of Inception
(February 1, 1994) Through March 31, 2001 (Unaudited)                 F-5

Statements of Cash Flows for the Three Months
Ended March 31, 2001 and 2000 and for the
Period From the Date of Inception
(February 1, 1994) Through March 31, 2001 (Unaudited)            F-6 to F-7

Notes to Financial Statements                                    F-8 to F-9

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors
L.A.M. Pharmaceutical, Corp.
Miami, Florida


      We have reviewed the accompanying balance sheet of L.A.M. Pharmaceutical, Corp. (a Development Stage Company) (A Delaware Corporation) as of March 31, 2001 and the related statements of operations, changes in stockholders' deficit and cash flows for the three months ended March 31, 2001 and 2000 and for the period from the date of inception (February 1, 1994) through March 31, 2001, in accordance with standards established by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the Company's management.

      A review consists principally of inquiries of Company personnel and analytical procedures applied to the financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

      We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 2000 (presented herein), and the related statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period then ended, and for the period from the date of inception (February 1, 1994)) through December 31, 2000 (not presented herein), and in our report dated February 9, 2001, we expressed an unqualified opinion on those financial statements. We have not performed any auditing procedures subsequent to the date of our previous report.









/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
  May 14, 2001

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET                                         (Unaudited)
                                                       March 31,    December 31,
                                                         2001          2000
--------------------------------------------------------------------------------
ASSETS

Current Assets
Cash and Cash Equivalents                            $ 334,275     $ 1,545,692
Cash Held by Broker - Debentures                        96,933         357,250
Loan Receivable - Officer                            1,025,000            ----
Accounts Receivable                                     75,000          75,000
Inventory - Raw Materials                              121,125         121,125
Prepaid Expenses                                         6,460           2,639
--------------------------------------------------------------------------------
Total Current Assets                                 1,658,793       2,101,706

Property and Equipment - Net of Accumulated
Depreciation                                            79,864          19,601

Patents and Trademarks - Net of Accumulated
Amortization                                           355,455         336,196
--------------------------------------------------------------------------------
Total Assets                                       $ 2,094,112     $ 2,457,503
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses              $   380,997     $   326,762
Convertible Debentures                               1,461,250       1,658,250
--------------------------------------------------------------------------------
Total Current Liabilities                            1,842,247       1,985,012

Due to Stockholders                                  1,266,837       1,266,837
Deferred Royalty Revenue                               207,360         207,360
--------------------------------------------------------------------------------
Total Liabilities                                    3,316,444       3,459,209
--------------------------------------------------------------------------------

Stockholders' Deficit
Common Stock - $.0001 Par; 50,000,000 Shares
Authorized; 14,289,230 and 13,998,930 Shares
Issued and Outstanding as of March 31, 2001
and December 31, 2000, Respectively                      1,429           1,400
Additional Paid in Capital                          10,259,267       8,812,199
Deficit Accumulated During Development Stage        (11,483,02)     (9,815,305)
--------------------------------------------------------------------------------
Total Stockholders' Deficit                         (1,222,332)     (1,001,706)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit        $ 2,094,112    $  2,457,503
--------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT For the Three Months Ended March 31, 2001 and 2000 (Unaudited)
--------------------------------------------------------------------------------

                                                                    Deficit
                                                                   Accumulated
                                                      Additional     During           Total
                                         Common        Paid-In     Development     Stockholders
                                     Shares    Stock   Capital        Stage       Equity/(Deficit)
--------------------------------------------------------------------------------------------------
Balance - December 31, 1999       10,392,500   $1,039 $3,384,823  $(5,038,297)   $(1,652,435)

Capital Contribution -
Interest                                  --       --     26,923           --         26,923

Stock Options                             --       --     76,660           --         76,660

Conversion Premium on
Convertible Debentures                    --       --    265,000           --        265,000

Net Loss for the Period
(Unaudited)                               --       --         --     (724,566)      (724,566)
--------------------------------------------------------------------------------------------------
Balance - March 31, 2000          10,392,500    1,039  3,753,406   (5,762,863)    (2,008,418)
--------------------------------------------------------------------------------------------------


Balance - December 31, 2000    $  13,998,930    1,400 $8,812,199   (9,815,305)    (1,001,706)

Capital Contribution -
Interest Expense                          --       --     26,920           --         26,920

Debentures Converted to
Common Stock                         107,300       11    197,716           --        197,727

Stock Options Exercised              173,000       17    112,433           --        112,450

Common Shares Issued as
Compensation for Services
Rendered                              10,000        1      9,999           --         10,000

Warrants Issued to Hockbury
Limited and GKN Securities                --       --  1,100,000           --      1,100,000

Net Loss for the Period -                 --       --         --   (1,667,723)    (1,667,723)
(Unaudited)
----------------------------------------------------------------------------------------------

Balance - March 31, 2001          14,289,230   $1,429 $10,259,267  (11,483,02$)  $(1,222,332)
----------------------------------------------------------------------------------------------


    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)


STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2001 and 2000 and for the Period From the Date of Inception (February 1, 1994) Through March 31, 2001
--------------------------------------------------------------------------------

                                          (Unaudited)       (Unaudited)
                                                              Date of
                                         Quarter Ended       Inception
                                                           (February 1,
                                           March 31,           1994)
                                                              Through
                                        2001      2000    March 31, 2001
--------------------------------------------------------------------------

Total Revenue
                                     $   --     $   --       $ 200,000
--------------------------------------------------------------------------

Expenses
Research and Development             60,416    171,065       2,079,485
General and Administrative          439,648    226,515       3,870,115
Warrants Issued - Equity
Line of Credit                    1,100,000         --       1,100,000
Interest Expense                     61,149     60,188         726,172
Conversion Premium on
Convertible Debentures                   --    265,000       3,647,093
Depreciation and Amortization         7,043      4,545          85,961
--------------------------------------------------------------------------
Total Expenses                    1,668,256    727,313      11,508,826
--------------------------------------------------------------------------
Loss From Operations             (1,668,256)  (727,313)    (11,308,826)
--------------------------------------------------------------------------
Other Income (Expense)
Interest Income                         533      2,747          33,158
Loss on Investment in Affiliate          --         --        (207,360)
--------------------------------------------------------------------------
Total Other Income (Expense)            533      2,747        (174,202)
--------------------------------------------------------------------------
Net Loss for the Period          (1,667,723)  (724,566)    (11,483,028)
--------------------------------------------------------------------------
Loss Per Common Share - Basic
 and Diluted                        $ (0.12)  $  (0.07)     $    (1.20)
--------------------------------------------------------------------------
Weighted Average Number of Common
  Shares Outstanding               4,035,478  10,392,500
-----------------------------------------------------------


    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2001 and 2000 and for the Period From the Date of Inception (February 1, 1994) Through March 31, 2001
--------------------------------------------------------------------------------
                                         (Unaudited)
                                                               Date of
                                         Quarter Ended         Inception
                                                             (February 1,
                                           March 31,             1994)
                                                                Through
                                       2001       2000       March 31, 2001
--------------------------------------------------------------------------------
Cash Flows from Operating
Activities
Net Loss for the Period           $(1,667,723)  $(724,566)    $(11,483,028)
Adjustments to Reconcile Net Loss
to Net Cash Flows From Operating
Activities:
    Depreciation and Amortization       7,043       4,545           85,961
    Capital Contributions:
      Services Rendered Including
Stock Options and Awards Granted       10,000          --        1,741,342
Warrants Issued - Equity Line of
Credit                              1,100,000          --        1,100,000
Conversion Premium on
Convertible Debentures                     --     265,000        3,647,093
   Interest Expense                    26,920      26,923          495,081
    Loss on Investment in
Affiliate                                  --          --          207,360
  Changes in Assets and Liabilities:
    Accounts Receivable                    --          --          (75,000)
    Inventory                              --          --         (121,125)
    Prepaid Expenses                   (3,821)    (30,000)          (6,460)
    Accounts Payable and Accrued
Expenses                               54,962      36,009          533,146
    Due to Stockholders                    --          --        1,266,837
------------------------------------------------------------------------------
Net Cash Flows from Operating
Activities                           (472,619)   (422,089)      (2,608,793)
------------------------------------------------------------------------------

Cash Flows from Investing
Activities
Equipment                             (61,433)    (13,204)        (104,150)
Patents and Trademarks                (25,132)    (54,434)        (383,107)
Loans to an Officer                (1,025,000)         --       (1,025,000)
-----------------------------------------------------------------------------
Net Cash Flows from Investing
Activities                         (1,111,565)    (67,638)      (1,512,257)
-----------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

 L.A.M. PHARMACEUTICAL, CORP.
 (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2001 and 2000 and for the Period From the Date of Inception (February 1, 1994) Through March 31, 2001
                                         (Unaudited)
                                                               Date of
                                         Quarter Ended         Inception
                                                             (February 1,
                                           March 31,             1994)
                                                                Through
                                       2001       2000       March 31, 2001
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
Cash Capital Contributions                --         --         162,200
Proceeds from Issuance of Common Stock    --         --         438,785
Proceeds from (Repayment) of Notes
  Payable                                 --         --              --
Proceeds from Convertible Debentures      --    265,000       3,718,333
Proceeds from Exercise of Stock
  Options                            112,450         --         301,600
Distributions to Stockholders             --         --         (68,660)
------------------------------------------------------------------------------
Net Cash Flows from Financing
 Activities                          112,450    265,000       4,552,258
------------------------------------------------------------------------------
Net Increase (Decrease) in Cash
and Cash Equivalents              (1,471,734)  (224,727)        431,208

Cash and Cash Equivalents -
 Beginning of Period               1,902,942  1,023,710              --
------------------------------------------------------------------------------

Cash and Cash Equivalents -
 End of Period                   $   431,208  $ 798,983       $ 431,208
------------------------------------------------------------------------------

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of Common Stock in Exchange
for Property and Equipment            $     --   $     --       $  34,020
Debentures Converted to Common Stock  $197,000   $     --   $   2,257,083
Investment in Affiliate               $     --   $     --   $     207,360
Deferred Royalty Revenue              $     --   $     --   $    (207,360)
------------------------------------------------------------------------------


    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note A - Basis of Presentation
        The condensed financial statements of L.A.M. Pharmaceutical, Corp. (L.A.M.) included herein have been prepared by L.A.M., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although L.A.M. believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the annual financial statements and the notes thereto included elsewhere in this prospectus.

        The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature that are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of L.A.M. for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the calendar year taken as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include non-recurring expenses associated with L.A.M.'s registration with the Securities and Exchange Commission and costs incurred to raise capital and acquisitions of patents and trademarks.

Note B - Loan Receivable - Officer
          In February and March 2001, Alan Drizen, the Company's President, borrowed $1,025,000 from L.A.M. The amounts borrowed were used by Mr. Drizen to purchase shares of L.A.M.'s common stock in an effort to stabilize the share price in the face of extensive short selling of the shares. The Company expects to receive the repayment of this loan from Mr. Drizen no later than December 31, 2001.

Note C - Equity Line of Credit Agreement
        On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

        Under the equity line of credit agreement, Hockbury Limited has agreed to provide L.A.M. with up to $20,000,000 of funding during the twenty-month period following the date of an effective registration statement. During this twenty-month period, L.A.M. may request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited will be obligated to purchase the shares. L.A.M. may request a drawdown once every 27 trading days, although L.A.M. is under no obligation to request any drawdowns under the equity line of credit.

        During the 22 trading days following a drawdown request, L.A.M. will calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of L.A.M.'s

                                                                 - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note B - Equity Line of Credit Agreement - continued

          common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. will receive the purchase price less a placement agent fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited may then resell all or a portion of these shares. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

          The minimum amount L.A.M. can draw down at any one time is $100,000. The maximum amount L.A.M. can draw down at any one time is the lesser of $1,000,000 or the amount equal to:

          o 4.5% of the weighted average price of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request

          o multiplied by the total trading volume of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request.

     Grant of Warrants
          Upon closing of the equity line of credit Agreement, L.A.M. paid to Hockbury Limited's legal counsel, Epstein Becker & Green P.C., $25,000 to cover its legal and administrative expenses.

     As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $ 4.56 per share at any time prior to January 24, 2004. As partial consideration for GKN Securities' services as placement agent in connection with this offering, L.A.M. granted GKN Securities warrants to purchase 455,580 shares of common stock at a price of $4.83 per share at any time prior to January 24, 2006. GKN Securities subsequently assigned warrants to purchase 209,500 shares to four employees of GKN Securities.

     The fair value of these warrants using customary pricing models was approximately $1,100,000 and is reflected in L.A.M.'s financial statements and recorded as an expense during the three months ended March 31, 2001.

                                TABLE OF CONTENTS
                                                                            Page
PROSPECTUS SUMMARY ......................................                    2
RISK FACTORS.............................................                    5
COMPARATIVE SHARE DATA  .................................                    8
MARKET FOR COMMON STOCK .................................                   10
USE OF PROCEEDS..........................................                   10
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION...............................                   11
BUSINESS.................................................                   14
MANAGEMENT ..............................................                   26
PRINCIPAL SHAREHOLDERS...................................                   33
EQUITY LINE OF CREDIT AGREEMENT..........................                   35
SELLING STOCKHOLDERS.....................................                   38
DESCRIPTION OF SECURITIES................................                   40
LEGAL PROCEEDINGS........................................                   41
EXPERTS .................................................                   41
INDEMNIFICATION .........................................                   42
AVAILABLE INFORMATION....................................                   42
FINANCIAL STATEMENTS.....................................                  F-1

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